Exhibit 10.23

MULTI TENANT OFFICE LEASE – (NET)

2725321 CANADA INC.

LANDLORD

and

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

TENANT

LEASE

Project :	Meadowvale Corporate Centre

Premises:	Suites 103, 200, 300, 400 and 406 at 2000 Argentia Road, Plaza V, Mississauga, Ontario

TABLE OF CONTENTS

Section

1.	LEASE SUMMARY		1

2.	DEFINITIONS		2

3.	NET LEASE		8

	3.1	Net Lease	8

4.	LEASE OF PREMISES		8

	4.1	Premises	8
	4.2	Term	8
	4.3	Acceptance of Premises	8
	4.4	Licence to Use Common Facilities	8
	4.5	Quiet Enjoyment	8
	4.6	Fixturing of Premises	9

5.	RENT		9

	5.1	Tenant to Pay	9
	5.2	Rent and Management Fee	9
	5.3	Deemed Rent and Allocation	9
	5.4	Monthly Payments of Operating Costs and Realty Taxes	9
	5.5	Adjustments	10

6.	TAXES		10

	6.1	Payment of Taxes	10
	6.2	Taxes Payable by Tenant	10
	6.3	Determination of Tenant’s Taxes	11
	6.4	Business Taxes and Sales Taxes	11
	6.5	Tax Bills and Assessment Notices	11
	6.6	Contest of Realty Taxes	11

7.	OPERATING COSTS		12

	7.1	Tenant’s Payment of Operating Costs	12
	7.2	Excess Costs	12

8.	USE OF PREMISES		12

	8.1	Permitted Use	12
	8.2	Conduct of Business	12
	8.3	Tenant’s Fixtures	13
	8.4	Signs	13
	8.5	Prohibited Uses	14
	8.6	Waste Removal	15
	8.7	Waste, Nuisance and Hazardous Substances	15
	8.8	Compliance with Laws	16
	8.9	Telecom and Wireless Services	16
	8.10	Deliveries	16

9.	SERVICES AND UTILITIES		16

	9.1	Utilities, Heating and Air Conditioning	16
	9.2	Heating and Air Conditioning	17
	9.3	Exclusive Supplier	17

10.	MAINTENANCE, REPAIRS AND ALTERATIONS		17

	10.1	Maintenance and Repairs of Premises	17
	10.2	Approval of Repairs and Alterations	17
	10.3	Notice by Tenant	19
	10.4	Ownership of Leasehold Improvements	19
	10.5	Construction Liens	19
	10.6	Landlord’s Repairs	19

11.	END OF TERM		19

	11.1	Vacating of Possession	19
	11.2	Removal of Trade Fixtures	19
	11.3	Removal of Leasehold Improvements	20
	11.4	Overholding by Tenant	20

12.	DAMAGE AND DESTRUCTION		20

	12.1	Damage to Premises or Project	20
	12.2	Damage to Premises	20
	12.3	Damage to Project	21
	12.4	Restoration of Premises or Project	22
	12.5	Determination of Matters	22

13.	INSURANCE AND INDEMNITY		22

	13.1	Landlord’s Insurance	22
	13.2	Tenant’s Effect On Landlord’s and Other Insurance	22
	13.3	Tenant’s Insurance	23
	13.4	Consequential Damages	24
	13.5	Indemnity	24
	13.6	Parties	25

14.	ASSIGNMENT, SUBLETTING AND CHANGE OF CONTROL		25

	14.1	Consent Required	25
	14.2	Obtaining Consent	27
	14.3	Landlord’s Option	27
	14.4	Terms of Transfer	28
	14.5	Effect of Transfer	28
	14.6	Assignment by Landlord	29

15.	STATUS AND SUBORDINATION OF LEASE		29

	15.1	Status Statement	29
	15.2	Subordination	30
	15.3	Registration	30

16.	DEFAULT AND REMEDIES		30

	16.1	Default and Remedies	30
	16.2	Interest and Costs	32
	16.3	Bankruptcy and Insolvency	32
	16.4	Landlord’s Right of Distress	32
	16.5	Intentionally Deleted	32
	16.6	Remedies to Subsist	32
	16.7	Impossibility of Performance	33

17.	CONTROL OF PROJECT		33

	17.1	Operation of Project by Landlord	33
	17.2	Alterations of the Project	34
	17.3	Landlord Not in Breach	34
	17.4	Use of Common Facilities	34
	17.5	Rules and Regulations	34
	17.6	Access to Premises and Suspension of Utilities	35
	17.7	Noise and Vibration	35
	17.8	Landlord’s Alterations	35

18.	EXPROPRIATION		36

19.	MISCELLANEOUS		36

	19.1	Notices	36
	19.2	Planning Act	36
	19.3	Complete Agreement	36
	19.4	Time of the Essence	37
	19.5	Applicable Law	37
	19.6	Severability	37
	19.7	Section Numbers and Headings	37
	19.8	Interpretation	37
	19.9	Successors	37
	19.10	Acting Reasonably	37
	19.11	Joint and Several	37
	19.12	Privacy Policy	37

20.	LIMITATION OF LIABILITY		38

21.	INDEPENDENT LEGAL ADVICE/FREELY NEGOTIATED		38

- ii -

Schedules:

Schedule “A”	Legal Description of Project
Schedule “B”	Outline Plan of Premises
Schedule “C”	Special Provisions

	Exhibit “1”	Parking Plan
	Exhibit “2”	Storage Lease
	Exhibit “3”	Existing ROFO Rights

Schedule “D”	Landlord’s Work
Schedule “E”	Rules and Regulations
Schedule “F”	Location of the Podium Sign

- iii -

THIS LEASE is dated March 3, 2008 and is made

B E T W E E N:

2725321 CANADA INC.

(hereinafter called “Landlord”)

OF THE FIRST PART

– and –

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

(hereinafter called “Tenant”)

OF THE SECOND PART

1.	LEASE SUMMARY

The following is a summary of some of the basic terms of this Lease, which are elaborated upon in the balance of this Lease. This Section 1 is for convenience and if a conflict occurs between the provisions of this Section 1 and any other provisions of this Lease, the other provisions of this Lease shall govern.

(a)	Premises: Suites 103, 200, 300, 400 and 406 being a portion of the ground floor and fourth floor and the whole of the second and third floors in the building municipally known as 2000 Argentia Road, Plaza V, Mississauga, Ontario;

(b)	Term: All Premises (excluding Suite 406) - Ten (10) years;

 Suite 406 - Ten (10) years and Three (3) months;

(c)	Commencement Date: All Premises (excluding Suite 406) - May 1, 2008;
Suite	406 - February 1, 2008;

(d)	Intentionally deleted;

(e)	Expiry Date: April 30, 2018;

(f)	Basic Rent: subject to the provisions of Section 2 of Schedule “C” attached hereto, an amount per square foot of the Rentable Area of the Premises per annum as follows:

All Premises (excluding Suite 406)

RENTAL PERIOD	RATE PER SQUARE FOOT RENTABLE AREA PER ANNUM
Years 1, 2 and 3	$13.00
Years 4, 5 and 6	$14.00
Years 7, 8, 9 and 10	$15.00

Suite 406
RENTAL PERIOD	RATE PER SQUARE FOOT RENTABLE AREA PER ANNUM
Years 1 through 10 and 3 months	$14.50

(g)	Rentable Area of Premises: an aggregate of approximately thirty-four thousand nine hundred eighty-four (34,984) square feet, as measured by the Architect in accordance with this Lease;

(h)	Intentionally deleted;

(i)	Use of Premises: subject to Article 8 below, general business corporate, administrative, sales/marketing, training and support offices, all in accordance with all applicable Laws and in keeping with the Building Standard.

(j)	Address for Service of Notice on Tenant: at the Premises, Attention: General Counsel.

Address for Service of Notice on Landlord:

c/o Bentall Real Estate Services LP, 10 Carlson Court, Suite 500, Etobicoke, Ontario M9W 6L2, Attention: VP, Property Management; with a copy to Landlord at:

c/o Bentall Investment Management LP, 55 University Avenue, Suite 300, Toronto, Ontario M5J 2H7, Attention: Director, Asset Management; and

c/o Bentall Real Estate Services LP, 2000 Argentia Rd, Plaza IV, Suite 320, Mississauga, Ontario, L5N 1W1, Attention: General Manager

(k)	Special Provisions: See Schedule “C”.

2.	DEFINITIONS

Where used in this Lease, the following words or phrases shall have the meanings set forth in the balance of this Article.

2.1 “Additional Rent” shall have the meaning given to it in subsection 5.2(b).

2.2 “Alterations” shall have the meaning given to it in Section 10.2.

2.3 “Architect” means an independent, duly qualified architect, engineer, surveyor or quantity surveyor or other qualified Person appointed by Landlord, from time to time.

2.4 “Basic Rent” shall have the meaning given to it in subsection 1(f) hereof.

2.5 “Building” means the building in which the Premises are located.

2.6 “Building Standard” means the standard of the Building existing at the date hereof which the parties acknowledge is a first class standard for a building of such quality and age and in the location of the Building.

2.7 “Business Hours” means such business hours for the Project as determined by Landlord from time to time and which, unless otherwise determined by Landlord (acting as would a prudent landlord of a similar first-class office building in Mississauga), shall be from 7.30 a.m. to 6.00 p.m., Monday through Friday, excluding holidays, and subject to applicable Laws.

2.8 “Capital Taxes” means the amount determined by multiplying each of the “Applicable Rates” by the “Project Capital” and totalling the products. “Project Capital” is the amount of capital which Landlord determines, without duplication, is invested from time to time by Landlord, the owners or all of them, in doing all or any of the following: acquiring, developing, expanding, redeveloping and improving the Project. Project Capital will not be increased by any financing or refinancing (except to the extent that the proceeds are invested directly as Project Capital). An “Applicable Rate” is the capital tax rate specified from time to time under any statute of Canada and any statute of the Province which imposes a tax in respect of the capital of corporations. Each Applicable Rate will be considered to be the rate that would apply if none of Landlord or owners employed capital outside of the Province in which the Project is situate.

2.9 “Commencement Date” shall have the meaning given to it in subsection 1(c).

2.10 “Common Facilities” means:

(1)	the Project (excluding only Leasable Areas), including, without limitation: all areas, facilities, structures, systems, improvements, furniture, fixtures and equipment forming part of or located on the Project; the lands forming part of the Project; the Parking Facilities and other service areas and facilities, if any; Landlord’s management offices and facilities to the extent used for the management of the Project; Storage Areas; and

(2)	all lands, areas, facilities, systems, improvements, structures, furniture, fixtures and equipment serving or benefiting the Project.

Landlord, acting reasonably, shall have the right to designate, amend and re-designate the Common Facilities from time to time.

2.11	Intentionally deleted.

2.12 “Environmental Laws” means all statutes, laws, ordinances, codes, rules, regulations, orders, notices, guidelines, guidance notes, policies and directives, now or at any time hereafter in effect, made or issued by any local, municipal, provincial or federal government, or by any department, agency, board or office thereof, or by any board of fire insurance underwriters or any other agency or source whatsoever, regulating, relating to or imposing liability or standards of conduct concerning the natural or human environment (including air, land, surface water, groundwater and real and personal, moveable and immoveable property) (collectively, an “Authority”), public or occupational health and safety and the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination and treatment of a substance, hazardous or otherwise.

2.13 “Excess Costs” shall have the meaning given to it in Section 7.2.

2.14 “Expiry Date” shall have the meaning given to it in subsection 1(e).

2.15 “Financial Covenant” shall have the meaning given to it in Section 14.1(c)(i).

2.16 “Hazardous Substance” means any solid, liquid, gas, sound, vibration, ray, heat, radiation, odour, or any other substance or thing or mixture of them which alone, or in combination, or in certain concentrations, is or are flammable, corrosive, reactive or toxic or which might degrade or alter (or form part of the process thereof) the quality of the environment or cause adverse effects or be deemed detrimental to living things or to the environment or which is or are likely to affect the life, health, safety, welfare or comfort of human beings or animals or cause damage to or otherwise impair the quality of soil, vegetation, wildlife or property, including, but not limited to: bio-medical waste; any radioactive materials; explosives; mold, mildew, mycotoxins or microbial growths; urea formaldehyde; asbestos; polychlorinated biphenyl; pesticides or any other substances declared to be hazardous or toxic under any Environmental Laws or any other substance the removal, manufacture, preparation, generation, use, maintenance, storage, transfer, handling or ownership of which is subject to Environmental Laws.

2.17 “Landlord’s Parties” shall mean Landlord’s agents, managers and management companies, servants, agents, employees and those for whom Landlord and Landlord’s managers and management companies, servants, agents, and employees are in law responsible.

2.18 “Landlord’s Work” has the meaning given to it in Schedule “D” attached hereto.

2.19 “Lands” means the lands described in Schedule “A”.

2.20 “Last Year’s Rent” means the Rent payable for the period of the last twelve (12) months of the Term.

2.21 “Laws” means all statutes, regulations, by laws, orders, rules, requirements and directions of all federal, provincial, municipal and other governmental authorities and other public authorities having jurisdiction and includes Environmental Laws.

2.22 “Leasable Areas” means all areas and spaces of the Project to the extent designated or intended from time to time by Landlord to be leased to tenants, whether leased or not, but excluding the following, to the extent the same may exist from time to time, and whether or not the same are leased from time to time or all the time: Storage Areas, the Parking Facilities, and service areas and facilities which may be leased or licensed from time to time, and temporary and moveable units such as booths, pushcarts and the like.

2.23 “Lease” means this Lease, including all schedules attached hereto.

2.24 “Leasehold Improvements”, where used in this Lease, includes without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in or about the Premises, including any of the same which pre-exist this Lease, and including all telecommunications and computer and other technology wiring, conduits and the like (located in and/or serving the Premises), and all supplemental heating, ventilating air conditioning and humidity control (“HVAC”) equipment, and includes all cabling, conduits, connections and attachments associated therewith (located in and/or serving the Premises) as well as the following, whether or not any of the same are in fact Tenant’s fixtures or trade fixtures and whether or not they are easily disconnected and moveable: doors, partitions and hardware; mechanical, electrical and utility installations; carpeting (save for area rugs), other floor and window coverings; HVAC equipment; lighting fixtures (save for specialty light fixtures, which, if removed by Tenant, shall be replaced by Tenant with base building lighting); built in furniture and furnishings; counters in any way connected to the Premises or to any utility services located therein. The only exclusions from “Leasehold Improvements” are free standing furniture, trade fixtures, equipment not in any way connected to the Premises or to any utility systems located therein and, notwithstanding the immediately foregoing, furniture systems.

2.25 Intentionally deleted.

2.26 “Liabilities” shall have the meaning given to it in Section 13.5 hereof.

2.27 “Management Fee” shall mean:

(a)	during the first five (5) years of the initial Term only, an amount equal to three percent (3%) of Tenant’s Proportionate Share of all gross amounts received or receivable by Landlord in respect of the Project for all items, including all such items as are included in this Lease as Rent (except, to avoid duplication, for the amount payable under subsection 5.2(b)), assuming full occupancy and disregarding any reduction, limitation, deferral or abatement of any amounts in the nature of Rent but excluding any amounts recovered by Landlord from Tenant as Excess Costs and which would be recoverable from other tenants for amounts which would hereunder be Excess Costs if their leases contained provisions similar to those contained herein), collectively, “Gross Amounts”; and

(b)	from and after the fifth (5th) anniversary of the Commencement Date, shall mean the lesser of:

(i)	five percent (5%) of Tenant’s Proportionate Share of Gross Amounts; and

(ii) (A)	to the extent to which Landlord engages a third party provider for the management of the Project, the amount of costs incurred by Landlord for such management services; and

(B)	in the event Landlord provides its own management, a reasonable amount to be charged by Landlord.

For greater certainty, the Management Fee shall be estimated by Landlord for each fiscal year during the balance of the Term following the fifth (5th) anniversary of the Commencement Date using the above-referenced formula.

2.28

(a)	“Operating Costs” means the aggregate of all reasonable expenses and costs of every kind determined, for each fiscal period designated by Landlord, on an accrual basis and without duplication, incurred by or on behalf of Landlord with respect to and for the operation, maintenance, repair, replacement and management of the Project and all insurance relating to the Project. Provided that if the Project is less than one hundred percent (100%) completed or occupied for any time period, Operating Costs shall be adjusted to mean the amount obtained by adding to the actual Operating Costs during such time additional costs and amounts as would have been incurred or otherwise included in Operating Costs if the Project had been one hundred percent (100%) completed, leased and occupied as determined by Landlord, acting reasonably. Landlord shall be entitled to adjust upward only those amounts which may vary depending on occupancy and in no event shall this provision entitle Landlord to recover more than Landlord actually incurs in respect of any adjusted item or require Tenant to pay in respect of such adjusted item more than Tenant would have had to pay had the Project been one hundred percent (100%) completed, leased and occupied.

Without in any way limiting the generality of the foregoing, Operating Costs shall include all costs in respect of the following:

(i)	all remuneration including wages and benefits of employees (but excluding executive-level head office personnel and personnel above the level of property manager, or an equivalent, in terms of responsibilities) to the extent directly employed or engaged in the operation, maintenance, repair, replacement, and management of the Project including contributions and premiums towards unemployment and Workers Compensation insurance, pension plan contributions and similar premiums and contributions;

(ii)	HVAC and fire sprinkler maintenance and monitoring, if any, of the Project;

(iii)	cleaning, janitorial services, window cleaning, waste removal and pest control;

(iv)	the provision of all utilities supplied to the Project and the cost of consumption of all utilities consumed on the Project including, without limitation, hot and cold water, gas, electricity, steam, sewer charges and any other utilities or forms of energy;

(v)	landscaping and maintenance of all outside areas, including snow and ice removal;

(vi)	amortization of the costs of all items which Landlord, in accordance with reasonable accounting principles employed by owners of comparable property in the commercial real estate industry in the Greater Toronto Area (“Real Estate GAAP”), does not fully charge in the year incurred, over such period as determined by Landlord in accordance with Real Estate GAAP, on a straight line basis to zero. In all cases interest to be calculated and paid annually on the unamortized cost of such items in respect of which amortization is included herein at two percent (2%) per annum in excess of the Prime Rate. For clarity, if, in accordance with Real Estate GAAP, a capital cost would be amortized, then Landlord shall amortize same;

(vii)	all insurance which Landlord is obliged to obtain and/or which Landlord otherwise obtains and the cost of any deductible amounts payable by Landlord in respect of any insured risk or claim, including, but not limited to, premiums, brokerage fees, self-insured retentions, adjusters’ fees and insurance department costs;

(viii)	policing, supervision, security and traffic control;

(ix)	all maintenance, repairs and replacements in respect of the Project and all machinery, furniture, furnishings, equipment, facilities, systems, property and fixtures located therein;

(x)	subject to the exclusions to Operating Costs set out herein, engineering, accounting, legal and other consulting and professional services related to the Project, including the cost of preparing and verifying statements respecting Operating Costs and Realty Taxes;

(xi)	signs including, without limitation, the cost of all repairs, maintenance and rental charges in respect thereof;

(xii)	business taxes, if any, on Common Facilities, Realty Taxes charged against or in respect of or reasonably allocated by Landlord to Common Facilities and the amount, if any, of Realty Taxes charged against the Project in excess of the amount of Realty Taxes in the aggregate, charged against or allocated by Landlord to Leasable Areas;

(xiii)	contribution, as determined by Landlord, acting reasonably and bona fide, on account of all costs in the nature of those included in Operating Costs and/or Realty Taxes in respect of all shared facilities and services including, without limitation, amenities (whether on or outside the Project) made available for occupants of the Project, roads, loading areas and docks, parking ramps, driveways and exterior areas, which will be shared by users of the Project and the users of any other properties and all costs in the nature of Operating Costs incurred by Landlord in consequence of its interest in the Project such as landscaping of municipal areas, maintaining, cleaning, and clearing of ice and snow from municipal sidewalks, adjacent properties and the like and all charges and amounts payable under a reciprocal cost sharing agreements with the owners of any other buildings or structures;

(xiv)	Capital Taxes, if applicable, to the extent payable by, or assessed against, Landlord, any Person acting on behalf of Landlord and/or any other Person who owns a legal or beneficial interest in the Project or any part thereof, it being hereby acknowledged that, as at the date of this Lease, Landlord is not responsible for paying Capital Taxes;

(xv)	Sales Taxes payable by Landlord on the purchase of goods and services included in Operating Costs (excluding any such Sales Taxes which are available to and claimed by Landlord as a credit or refund in determining Landlord’s net tax liability on account of Sales Taxes, but only to the extent that such Sales Taxes are included in Operating Costs);

(xvi)	the fair rental value (having regard to rentals prevailing from time to time for similar space) of a reasonable and appropriate amount of space occupied by Landlord or others for management, supervisory, administrative or operational purposes relating to the Project;

(xvii)	subject to the exclusions to Operating Costs set out herein, costs and expenses of environmental site reviews and investigations and, to the extent not recovered from third parties or from insurance proceeds (the Landlord hereby agreeing to diligently pursue collection of such recoveries), if any, actually received by Landlord, the costs of removal, remediation and/or clean up of Hazardous Substances, provided such remediation and/or clean up is not required as a result of the act or omission of Landlord or Landlord Parties (in which case Landlord shall be responsible for one hundred percent (100%) of such costs) or as a result of the act or omission of Tenant or Tenant’s Parties (in which case Tenant shall be responsible for one hundred percent (100%) of the such costs);

(xviii)	all costs incurred by Landlord for the purpose or intent of investigating or reducing any Operating Costs, Realty Taxes or other taxes, whether or not Operating Costs, Realty Taxes or other taxes are in fact reduced, and costs incurred for the purpose of allocating Realty Taxes and/or utilities among Tenant and other occupants of the Project;

(xix)	interest on deposits paid by Landlord to the supplier of a utility at a rate which shall be two percent (2%) per annum in excess of the Prime Rate; and

(xx)	if applicable, the amount of any deposits paid to a utility supplier lost by Landlord as a result of any bankruptcy of any utility supplier amortized over a period of three (3) years from the date of such bankruptcy and interest thereon at a rate of two percent (2%) in excess of the Prime Rate, it being hereby confirmed that, as at the date hereof, no deposit is payable and so the provisions of this subsection 2.28(a)(xx) do not apply.

(b)	Operating Costs, however, shall be reduced by the following to the extent actually received by Landlord:

(i)	proceeds of insurance and damages paid by third parties in respect of and to the extent of costs included in Operating Costs as set forth above (the Landlord hereby agreeing to diligently pursue recovery of such insurance proceeds and damages);

(ii)	contributions from parties, other than tenants of the Project, if any, in respect of their sharing the use of Common Facilities, such as shared driveways, but not including in such contributions rent or fees charged directly for the use of any Common Facilities such as parking fees, if any, and rent for Storage Areas; and

(iii)	amounts, if any, received by Landlord on account of Excess Costs.

(c)	Operating Costs, however, shall exclude the following:

(i)	Realty Taxes except to the extent included as set forth above (the intent being not to duplicate Tenant’s obligations in respect thereof pursuant to other provisions of this Lease);

(ii)	expenses incurred by Landlord in respect of other tenants’ leasehold improvements;

(iii)	costs of repairs or replacements to the extent that such costs are recovered by Landlord pursuant to construction warranties (the Landlord hereby agreeing to diligently pursue all such recoveries);

(iv)	costs of replacements to the weight bearing portions of the structure such as foundations, columns, beams and weight bearing walls as determined by Landlord’s structural engineer and the roof deck; excluding the roof membrane and excluding routine maintenance of structural elements such as patching and painting of structural columns, the costs of which shall be included in Operating Costs;

(v)	costs of utilities consumed in respect of Leasable Areas, if separately charged to tenants of the Building, to be determined by separate meters where practicable or by Landlord acting reasonably (the intent being not to duplicate the amounts included in Operating Costs with amounts charged pursuant to Article 9 of this Lease and comparable provisions in other leases of premises in the Project);

(vi)	ground rent and the purchase price of the acquisition of the Project and financing payments in respect thereof;

(vii)	commitment, stand-by, finance, mortgage and interest charges on the debt of Landlord;

(viii)	amounts expended by Landlord for advertising and promotion (including the costs of commissions, advertising and legal expenses) and the costs of leasing the Project including inducements and Landlord’s work;

(ix)	bad debts and any collection and legal costs associated with the same; and

(x)	costs of the Landlord’s Work;

(xi)	cost of initial construction of the Project;

(xii)	costs incurred as a result of faulty construction or design or improper materials or workmanship;

(xiii)	legal fees, accountants’ fees and other expenses incurred in connection with disputes with other tenants or occupants of the Project or associated with the enforcement of any leases in the Project or any part thereof;

(xiv)	costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants or other occupants in the Project;

(xv)	costs incurred due to violation by the Landlord or any other tenant in the Project of the terms and conditions of any lease;

(xvi)	charitable or political contributions;

(xvii)	any costs or expenses related to the testing for, removal, transportation or storage of any Hazardous Substances where in each case, such testing, removal, transportation or storage is required as a result of non-compliance with applicable laws in existence prior to the Commencement Date;

(xviii)	interest, penalties or other costs arising out of the Landlord’s failure to make timely payment of its obligations under this Lease provided same is not due to the Tenant’s failure to make timely payments hereunder;

(xix)	costs in connection with the construction of any additional Leasable Areas;

(xx)	overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Project, but only to the extent that the costs of such services exceed what would have been the reasonable costs for similar services rendered by unaffiliated persons or entities with respect to comparable first class buildings in the immediate vicinity of the Project;

(xxi)	expenses resulting directly from the negligence or wilful misconduct of Landlord or its employees or costs incurred due to Landlord’s or any other tenant’s violation of a lease; and

(xxii)	the amount of any goods and services tax paid or payable by the Landlord on the purchase of goods and services, the costs of which have been included in Operating Costs, and for which the Landlord is entitled to an input tax credit.

(d)	Landlord, acting reasonably, shall have the right to allocate Operating Costs or any portion or portions thereof to such portion or portions of the Building or the Project as Landlord shall determine.

2.29 “Parking Facilities” means any parking areas and facilities and any other similar service areas and facilities located on the Lands and serving the Project.

2.30 “Permitted Transfer” has the meaning given to it in subsection 14.1(c) and “Permitted Transferee” has a corresponding meaning.

2.31 “Person” means any Person, firm, partnership or corporation, or any group or combination of Persons, firms, partnerships or corporations.

2.32 “Premises” shall have the meaning given to it in subsection 1(a), approximately as shown hatched on the floor plans attached hereto as Schedule “B”. The purpose of Schedule “B” is to show the approximate location of the Premises and the contents thereof are not intended as a representation of any kind as to the precise size or dimensions of the Premises or any other aspects of the Project. The Rentable Area of the Premises is as estimated in subsection 1(g). The Premises shall include, without limitation, all Leasehold Improvements and the interior faces of permanent walls (including entrance and exit doors) and windows and all services, equipment and systems located in the Premises, including all services which exclusively serve the Premises and which are located within the Premises, but excluding base building services which serve Leasable Areas in the Building other than the Premises, but which run through the Premises (“Base Building Services”). The Premises shall extend from the top surface of the structural sub-floor to the bottom surface of the structural ceiling, subject to the exclusion for Base Building Services, and excluding, for clarification, the exterior faces of the perimeter walls and windows.

2.33 “Prime Rate” means the rate of interest known as the prime rate of interest charged by Landlord’s bank in Toronto which serves as the basis on which other interest rates are calculated for Canadian dollar loans in Ontario from time to time.

2.34 “Project” means the Lands, the Building and all other buildings, structures, improvements, equipment and facilities of any kind erected or located thereon from time to time.

2.35 “Proportionate Share” means a fraction which has as its numerator the Rentable Area of the Premises and which has as its denominator the aggregate Rentable Area of Leasable Areas within the Project or Building or such portion or portions thereof to which Landlord, acting reasonably and equitably, shall allocate such items of which Tenant is required to pay the Proportionate Share, all as determined by Landlord, acting reasonably and equitably, subject to adjustment pursuant to Section 7.2(b). For the purpose of determining the denominator as aforesaid, the Rentable Area of all Leasable Areas within the Project or Building shall be determined in the same manner as the Rentable Area of the Premises as set forth in Section 2.38 below.

2.36 “Realty Taxes” means all taxes, rates, duties, levies, fees, charges, local improvement rates (provided such local improvement rates are to be calculated as if Landlord had elected to defer payment over the greatest period permitted by law and/or the local taxing authority), imposts charges, levies and assessments whatever, including school taxes, water and sewer taxes, extraordinary and special assessments and all rates, charges, excises or levies, whether or not of the foregoing nature (collectively “Taxes”), and whether municipal, provincial, federal or otherwise, which may be levied, confirmed, imposed, assessed, charged or rated against the Project or any part thereof or any furniture, fixtures, equipment or improvements therein, or against Landlord in respect of any of the same or in respect of any rental or other compensation receivable by Landlord and/or the owners of the Project in respect of the same, including all of such Taxes which may be incurred by or imposed upon Landlord and/or the owners of the Project or the Project in lieu of or in addition to the foregoing including, without limitation, any Taxes on real property rents or receipts as such (as opposed to a tax on such rents as part of the income of Landlord), any Taxes based, in whole or in part, upon the value of the Project, any commercial concentration or similar levy in respect of the Project. For clarification, Realty Taxes shall not include any taxes personal to Landlord such as income tax, inheritance tax, gift tax or estate tax nor shall Realty Taxes include any penalties or fines incurred as a result of Landlord’s late payment of same, provided Tenant has in fact remitted such Realty Taxes as and when required hereby and provided same are not being bona fide contested and/or withheld by Landlord.

2.37 “Rent” shall have the meaning given to it in Section 5.1.

2.38 “Rentable Area” means, in the case of the Premises or any other premises included in the Rentable Area of the Building or Project, the area expressed in square feet, as calculated by an Architect, of all floors of such premises, determined in accordance with the American National Standard for Measuring Floor Area in Office Buildings in effect from time to time. It is acknowledged that the Rentable Area of the Premises or the Building or any other space may be adjusted from time to time to reflect any alteration, expansion, reduction, construction or relocation. For clarity, notwithstanding the foregoing, for the purposes of calculating the Rentable Area of the Premises and Tenant’s Proportionate Share, Landlord shall use the ANSI/BOMA Z65.1-1980 measurement standard.

2.39 Intentionally deleted.

2.40 “Sales Taxes” means all goods and services, business transfer, multi-stage sales, sales, use, consumption, value-added or other similar taxes imposed by any federal, provincial or municipal government upon Landlord or Tenant in respect of this Lease, or the payments made by Tenant hereunder or the goods and services provided by Landlord hereunder including, without limitation, the rental of the Premises and the provision of administrative services to Tenant hereunder.

2.41 “Storage Areas” means all areas, if any, as designated by Landlord from time to time to be used for storage purposes.

2.42 Intentionally Deleted.

2.43 “Tenant’s Parties” shall mean any Transferee or any of Tenant’s or Transferee’s servants, agents, employees, invitees, licensees, sub tenants, concessionaires, contractors or Persons for whom Tenant or the Transferee or any of them are in law responsible.

2.44 Intentionally deleted.

2.45 “Term” shall have the meaning given to it in subsection 1(b) hereof.

3.	NET LEASE

3.1	Net Lease

It is the intent of the parties hereto that, except as expressly herein set out, this Lease be a lease that is absolutely net to Landlord, and that Landlord shall not be responsible for any expenses or obligations of any kind whatsoever in respect of or attributable to the Premises or the Project.

4.	LEASE OF PREMISES

4.1	Premises

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

4.2	Term

(a)	The Term of this Lease shall commence on the Commencement Date and expire on the Expiry Date

(b)	The parties hereto acknowledge and confirm that they are presently parties to a lease for the Premises (excluding Suite 406) dated September 10, 1997, as variously amended from time to time (collectively, the “Existing Lease”) which expires April 30, 2008 (“Existing Expiry Date”). Tenant shall continue to occupy the Premises (excluding Suite 406) in accordance with the provisions of the Existing Lease up to and including the Existing Expiry Date. Suite 406 shall be occupied in accordance with the terms and conditions of this Lease.

4.3	Acceptance of Premises

Subject to the Landlord’s repair and maintenance obligations expressly set out herein, Tenant accepts the Premises in the state and condition in which they are received from Landlord “as is”, and occupancy of the Premises by Tenant shall be conclusive evidence against Tenant that, at the time Tenant assumed occupancy, the Premises were in good order and satisfactory condition and that Tenant has accepted the Premises “as is”.

4.4	Licence to Use Common Facilities

Subject to all other relevant provisions of this Lease, Landlord grants to Tenant the non-exclusive licence during the Term to use for their intended purposes, in common with others entitled thereto, such portions of the Common Facilities as are reasonably required for the use and occupancy of the Premises for their intended purpose during Business Hours and such other hours, if any, as the Common Facilities are open for use, as reasonably determined by Landlord from time to time.

4.5	Quiet Enjoyment

        Subject to all of the terms of this Lease and subject to Tenant’s paying all Rent and performing all obligations whatsoever as and when the same are due to be paid and performed by Tenant, Tenant may peaceably possess and enjoy the Premises for the Term without interruption by Landlord or any Person claiming by, from or under Landlord. Subject to Landlord’s rules and regulations and security requirements in effect from time to time, and further, subject to force majeure and requirements to maintain, repair and/or replace the Project; where applicable Laws or governmental authorities require the closure of all or part of the Building to effect same, Tenant shall be provided access to the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred and sixty-five (365) days each year. To the extent possible under the circumstances, Landlord shall use commercially reasonable efforts to complete its obligations under this Lease for maintenance, repair and/or replacement of the Project as quickly and diligently as is commercially reasonably possible and so as to minimize interference with Tenant’s business on the Premises. For greater certainty, the provisions of the proceeding sentence shall not apply in case of a real or perceived emergency.

4.6	Fixturing of Premises

By the Commencement Date, Tenant shall fixture the Premises and commence business thereon.

5.	RENT

5.1	Tenant to Pay

Tenant shall pay in lawful money of Canada at par at such address as shall be designated from time to time by Landlord Basic Rent and Additional Rent (all of which is herein sometimes referred to collectively as “Rent”) as herein provided without any deduction, set-off or abatement whatsoever, Tenant hereby agreeing to waive any rights it may have pursuant to the provisions of Section 35 of the Commercial Tenancies Act (Ontario) or any other statutory provision to the same or similar effect and any other rights it may have at law to set-off. On the Commencement Date and the first day of each year thereafter and at any time when required by Landlord, Tenant shall deliver to Landlord as requested by Landlord either post dated cheques or a requisition for a pre-authorized debit from Tenant’s bank account in such form as reasonably required by Landlord, for all payments of Basic Rent and estimates by Landlord of Additional Rent or any portions thereof payable during the balance of such fiscal period. Notwithstanding the foregoing, so long as Tenant is Primerica Life Insurance Company of Canada or a Permitted Transferee, the proceeding sentence shall not apply and it is agreed and understood that Landlord shall not be entitled, nor have the right to request that Tenant pay Basic Rent or Additional Rent by way of either post-dated cheques or pre-authorized debit from Tenant’s account during the Term or any extension term(s).

5.2	Rent and Management Fee

(a)	Tenant shall pay to Landlord Basic Rent in equal monthly instalments in advance on the first day of each month during the Term.

(b)	In addition to Basic Rent, Tenant shall pay to Landlord as Additional Rent: (i) all other amounts as and when the same shall be due and payable pursuant to the provisions of this Lease (all of which shall be deemed to accrue on a per diem basis); and (ii) the Management Fee. Tenant shall promptly deliver to Landlord upon request evidence of due payment of all payments of Additional Rent required to be paid by Tenant hereunder, to the extent same are payable to other than Landlord.

5.3	Deemed Rent and Allocation

(a)	If Tenant defaults in payment of any Rent or any other amount required to be paid by Tenant hereunder (whether to Landlord or otherwise) or any Sales Taxes as and when the same are due and payable hereunder, Landlord shall have the same rights and remedies against Tenant (including rights of distress and the right to accelerate Rent in accordance with Section 16.1) upon such default as if such sum or sums were Rent in arrears under this Lease. All Rent and Sales Taxes shall, as between the parties hereto, be deemed to be Rent due or Sales Taxes due on the dates upon which such sum or sums were originally payable pursuant to Section 5.1 of this Lease.

(b)	No payment by Tenant or acceptance of payment by Landlord of any amount less than the full amount payable to Landlord, and no endorsement, direction or note on any cheque or other written instruction or statement respecting any payment by Tenant shall be deemed to constitute payment in full or an accord and satisfaction of any obligation of Tenant and Landlord may receive any such lesser amount and any such endorsement, direction, note, instruction or statement without prejudice to any of Landlord’s other rights under this Lease or at law, whether or not Landlord notifies Tenant of any disagreement with or non acceptance of any amount paid or any endorsement, direction, note, instruction or statement received.

(c)	Tenant agrees that Landlord may, at its option to be exercised by written notice to Tenant at any time, and without regard to and notwithstanding any instructions given by or allocations in respect of such amounts made by Tenant, apply all sums received by Landlord from Tenant or any other Persons in respect of any Rent to any amounts whatsoever payable by Tenant and it is further agreed that any allocation made by Landlord, on its books and records or by written notice to Tenant or otherwise, may subsequently be re-allocated by Landlord as it may determine in its sole discretion, and any such allocation and re-allocation from time to time shall be final and binding on Tenant unless and to the extent subsequently re-allocated by Landlord.

5.4	Monthly Payments of Operating Costs and Realty Taxes

(a)

Landlord may from time to time estimate any amount(s) payable by Tenant pursuant to any provisions of this Lease for the then current or the next following fiscal period, provided that Landlord may, in respect of any particular item, shorten such fiscal period to correspond to a shorter period within any fiscal period, where such item, for example Realty Taxes, is payable in full by Landlord over such shorter period, and may notify Tenant in writing of the estimated amounts thus payable by Tenant, which notification need not include particulars. The amounts so estimated shall be payable by Tenant in advance in equal monthly instalments over the fiscal period, such monthly instalments being payable on the same day as the monthly payments of Basic Rent. Landlord may, from time to time, designate or alter the fiscal period selected in each case. Notwithstanding the foregoing, no change in the fiscal period shall result in Tenant paying a greater amount than that amount which would have been payable but for such change. As soon as practicable, not to exceed one hundred and eighty (180) days (it being hereby acknowledged that neither party shall be relieved of its obligations hereunder as a result of Landlord’s failure to deliver such statement within such one hundred and eighty (180) day period) after the expiration of each fiscal period, Landlord shall make a final determination of the amounts payable by Tenant pursuant hereto for such fiscal period and shall furnish to Tenant, showing in reasonable detail the method by which the same has been calculated, an audited statement of the actual Operating Costs, Management Fee and Realty Taxes for such fiscal period (“Final Statement”). If the amount determined to be payable by Tenant as aforesaid shall be greater or less than the payments on account thereof made by Tenant prior to the date of such determination, then the appropriate adjustments will be made and Tenant shall pay any deficiency to Landlord within thirty (30) days after delivery of the Final Statement and the amount of any overpayment shall, at Landlord’s option, be paid to or credited to the account of Tenant within thirty (30) days after the delivery of the Final Statement. For greater certainty, the parties shall reconcile Additional Rent as aforesaid in this Section 5.4(a) even if verification is proceeding in accordance with the verification protocol set forth in the balance of this Section 5.4. Landlord shall cooperate with Tenant in resolving any issues raised by Tenant in respect hereof.

(b)	So long as Tenant is Primerica Life Insurance Company of Canada and/or a Permitted Transferee, Tenant shall have the non-assignable right, acting reasonably and bona fide and so long as Tenant is not then in default, to be exercised by written notice within one (1) year after receipt of a Final Statement for any fiscal period, to ask for further information or clarification regarding the contents of the Final Statement and reasonable supporting material to verify the contents thereof which is in Landlord’s possession or control (collectively, the “Additional Information”), Landlord hereby agreeing to deliver such Additional Information to Tenant within forty-five (45) days of receipt of Tenant’s written request therefor. Any request for Additional Information made must be made by the named Tenant herein or its authorized agent (“Agent”) who shall be a nationally recognized chartered accounting firm and not a firm retained by Tenant on a contingency fee or guarantee basis or similar consulting firm that provides a guarantee of savings and prior to receipt of any Additional Information, Tenant and its Agent shall be required to execute and deliver to Landlord Landlord’s standard non-disclosure agreement then in effect. Tenant agrees that it shall not be entitled to make any inquiries or seek any information or clarification or supporting materials regarding the contents of any Final Statement after such period of one (1) year following receipt of such Final Statement.

(c)	Tenant agrees that it shall not be entitled to make any claim, including the commencing of an action against Landlord, with respect to any Additional Rent charges payable hereunder for any fiscal period unless such claim is made with twenty-four (24) months after the date on which Landlord has delivered to Tenant a Final Statement or Additional Information, as the case may be, for such fiscal period; subject to any claim being made within the time as aforesaid, each Final Statement shall be final and binding on Tenant.

5.5	Adjustments

(a)	All amounts of Rent payable for less than a full month or year or payable for any period not falling entirely within the Term shall be adjusted between Landlord and Tenant on a per diem basis.

(b)	All amounts of Rent determined or estimated as an amount per square foot shall be adjusted between Landlord and Tenant based on the determination or re-determination from time to time, of Rentable Area of the Premises or other areas within the Project. The effective date of adjustment shall be: (i) in the case of the initial leasing of the Premises, the Commencement Date; (ii) in the case of a reconfiguration of areas within the Project, the effective date of such reconfiguration; and (iii) in the case of error, the date upon which such error became known to the parties.

6.	TAXES

6.1	Payment of Taxes

Landlord shall have the right to require Tenant to pay Realty Taxes and any other taxes which are Tenant’s responsibility as set out herein to the relevant taxing authority or Landlord shall have the right to pay any such Realty Taxes or other taxes directly to such taxing authority without thereby affecting Tenant’s obligation to pay or contribute to such Realty Taxes or other taxes. To the extent Realty Taxes are actually received by Landlord from Tenant, and subject to Landlord’s rights herein to be able to contest or withhold same, Landlord shall pay same to the relevant taxing authority.

6.2	Taxes Payable by Tenant

Tenant shall pay to Landlord or the relevant taxing authority, as required by Landlord, all Realty Taxes levied, confirmed, imposed, assessed or charged (herein collectively or individually referred to as “charged”) against or in respect of the Premises and all furnishings, fixtures, equipment, improvements and alterations in or forming part of the Premises, and including, without limiting the generality of the foregoing, any such Realty Taxes charged against the Premises in respect of Common Facilities.

6.3	Determination of Tenant’s Taxes

Whether or not there is a separate bill for Realty Taxes charged against the Premises or a separate assessment, the Realty Taxes charged against the Premises shall be determined by Landlord (acting reasonably and equitably) and the cost of making such determination shall be included in Operating Costs. In making such determination Landlord shall have the right, but not the obligation, to allocate Realty Taxes to the Premises and all other portions of the Project by using such criteria as Landlord, acting reasonably and equitably (it being understood and agreed that, without limiting the generality of the foregoing, it shall be equitable for a higher or lower proportion of the overall Realty Taxes for the Project to be allocated to Tenant if so determined by the relevant assessing authorities or as a result of the tax classification of, or use of the Premises by, Tenant) in consultation with Landlord’s third party tax consultant, shall determine to be relevant including, without limitation:

(a)	the then current established principles of assessment used by the relevant assessing authorities;

(b)	assessments of the Premises and any other portions of the Project in previous periods of time;

(c)	the Proportionate Share;

(d)	any act, religion or election of Tenant or any other occupant of the Project which results in an increase or decrease in the amount of Realty Taxes which would otherwise have been charged against the Project or any portion thereof; and

(e)	the quality of construction, use, location within the Project or income generated by the Premises and/or the assessor’s valuation of the Premises or Project.

Notwithstanding any other contrary provisions of this Lease, if, at any time during a fiscal period, any part of the Project is not one hundred percent (100%) occupied, the Realty Taxes shall be allocated by Landlord to the Building(s), the Common Facilities and the other components of the Project without regard to any credits which may be received or receivable by Landlord in respect of any vacant premises within the Project and without regard to any reduced tax rate for such vacant premises. Landlord may use an expert to assist it in making such determination and allocation and all cost incurred in so doing shall be included in Operating Costs.

6.4	Business Taxes and Sales Taxes

(a)	Tenant shall pay as and when the same are due and payable all taxes, if any, reasonably allocated by Landlord which are attributable to the personal property, trade fixtures, income, occupancy, sales or business of Tenant or any other occupant of the Premises and to the use of the Premises by Tenant or any other occupant, whether or not charged against Landlord or the Premises.

(b)	Tenant shall pay to Landlord when due all Sales Taxes imposed on Landlord or Tenant in respect of this Lease.

6.5	Tax Bills and Assessment Notices

Tenant shall promptly deliver to Landlord forthwith upon Tenant’s receiving the same:

(a)	copies of all assessment notices, tax bills and any other documents received by Tenant related to Realty Taxes chargeable against or in respect of the Premises or the Project; and

(b)	receipts for payment of Realty Taxes and business taxes, if any, payable by Tenant directly to the taxing authority pursuant hereto.

On or before the expiry of each fiscal period, Tenant shall provide to Landlord evidence satisfactory to Landlord that all Realty Taxes and business taxes, if any, payable by Tenant directly to the taxing authority pursuant to the terms hereof up to the expiry of such fiscal period, including all penalties and interest resulting from late payment of Realty Taxes and business taxes, have been duly paid.

6.6	Contest of Realty Taxes

(a)	Realty Taxes, or the assessments in respect of Realty Taxes, which are the subject of any contest by Landlord shall nonetheless be payable by Tenant in accordance with the foregoing provisions hereof provided, however, in the event Tenant shall have paid any amount in respect of Realty Taxes in excess of the amount ultimately found payable as a result of the disposition of any such contest, and Landlord receives a refund in respect thereof, the appropriate amount (net of all reasonable costs incurred in obtaining such refund, but only to the extent that such costs were not already recovered as part of Realty Taxes or Operating Costs) of such refund shall be credited to the account of Tenant or paid to Tenant, net of any amounts then owing by Tenant to Landlord, where the Term has expired without renewal.

Landlord may contest any Realty Taxes with respect to the Premises or any part or all of the Project and appeal any assessments related thereto and may withdraw any such contest or appeal or may agree with the relevant authorities on any settlement, compromise or conclusion in respect thereof and Tenant consents to Landlord’s so doing. Tenant will co-operate with Landlord in respect of any such contest and appeal and shall make available to Landlord such information in respect thereof as Landlord requests. Tenant will execute forthwith on request all consents, authorizations or other documents as Landlord requests to give full effect to the foregoing. Notwithstanding the foregoing, the Landlord shall contest and appeal Realty Taxes acting prudently in consultation with its independent tax consultant.

Tenant will not contest any Realty Taxes or appeal any assessments related to the Premises or the Project.

(b)	At Landlord’s sole option, in lieu of including the same in Operating Costs, Tenant shall pay, as Additional Rent, its share of the costs of investigating and contesting Realty Taxes and/or assessments on the following basis: (i) Proportionate Share ; (ii) as allocated based on Realty Taxes payable by Tenant pursuant hereto; or (iii) based on any tax savings realized as a result of such investigation and contesting of Realty Taxes and/or assessments in respect thereof.

7.	OPERATING COSTS

7.1	Tenant’s Payment of Operating Costs

Tenant shall pay to Landlord the Proportionate Share of Operating Costs.

7.2	Excess Costs

(a)	If, by reason of:

(i)	the conduct of business on the Premises outside Business Hours; or

(ii)	the particular use or occupancy of the Premises or any of the Common Facilities; or

(iii)	the requirement for any services beyond building standard services, such as, without limitation, additional security, janitorial or special procedures for waste disposal (whether relating to quantity or the nature of the waste) hoisting, supervision and receiving, delivery or storing of items;

additional costs in the nature of Operating Costs, such as, without limitation, costs of: insurance (including insurance increases incurred by tenants of the Project ); utilities; security; janitorial; HVAC and/or waste disposal, are incurred in excess of the costs which would otherwise have been incurred for such items, then Landlord shall have the right, but not the obligation, to determine such excess costs on a reasonable basis (“Excess Costs”) and require Tenant to pay such Excess Costs, plus fifteen percent (15%) of the amount thereof.

(b)	If Tenant or any other tenant of the Project, pursuant to its lease or otherwise by arrangement with Landlord, provides at its cost any goods or services the cost of which would otherwise be included in Operating Costs, or if any goods or services the cost of which is included in Operating Costs benefit any portion of the Project to a materially greater or lesser extent than any other portion of the Project, then either the denominator for determining a Proportionate Share, or alternatively the amount of Operating Costs, may be adjusted as determined by Landlord, at its option, to provide for the equitable allocation of the cost of such goods and services among the tenants of the Project.

8.	USE OF PREMISES

8.1	Permitted Use

(a)	Tenant covenants that it shall not use and shall not cause, suffer or permit the Premises to be used for any purpose other than as described in subsection 1(i) hereof. Tenant acknowledges that Landlord is making no representation or warranty as to Tenant’s ability to use the Premises for its intended use and Tenant shall, prior to executing this Lease, perform such searches and satisfy itself that its use is permitted under all applicable Laws and that Tenant will be able to obtain an occupancy permit.

(b)	Tenant acknowledges that Landlord has granted exclusive covenants and may grant other exclusive covenants to tenants of the Project and accordingly, Tenant covenants that it shall carry on only the business permitted to be carried on in the Premises as and to the extent set out in subsection 1(i) of this Lease and in no other manner whatsoever.

8.2	Conduct of Business

(a)	At all times throughout the Term, Tenant shall continuously, actively and diligently conduct its business in the whole of the Premises in an up to date first class and reputable manner, in keeping with the Building Standard.

(b)	Notwithstanding the provisions of subsection 8.2(a) to the contrary, provided Tenant is Primerica Life Insurance Company of Canada and/or a Permitted Transferee and, further, provided Tenant is not in default hereunder, Tenant shall have the right to cease business operations on the Premises (“Cease Conducting Business”) on and subject to the following terms:

(i)	Tenant shall give Landlord no less than thirty (30) days’ written notice of its intention to Cease Conducting Business (“Cease Conducting Business Notice”);

(ii)	Landlord shall have the right to enter the Premises at any time, without having to provide notice (notwithstanding any provision in this Lease to the contrary) to inspect same or to show same to prospective lessees and such access shall not: (I) constitute a breach of Tenant’s quiet enjoyment; (II) entitle Tenant to damages; (III) entitle Tenant to terminate this Lease; or (IV) in any way limit or affect Tenant’s obligations hereunder which shall continue throughout the Term;

(iii)	Tenant shall take all such steps as may be reasonably necessary or required by Landlord to maintain security in respect of the Premises;

(iv)	at Landlord’s option, Tenant shall have an employee or other person approved by Landlord to attend at the Premises regularly to inspect same and effect such maintenance, repairs or replacements as may be required under this Lease.

8.3	Tenant’s Fixtures

Tenant shall install and maintain in the Premises at all times during the Term trade fixtures, furnishings and equipment at least equal to Building Standard.

8.4	Signs

(a)

Subject to the provisions of subsection 8.4(b) below, Tenant shall not erect, install or display any sign or display on or visible from the exterior of the Premises except for the building standard identification signs and lobby entries provided to Tenant in the Building as at the date hereof. Notwithstanding the foregoing, the Tenant shall be entitled to maintain its existing lobby directory signage and, for so long as Tenant is occupying the entire third (3rd) floor, its existing 3rd floor elevator lobby signage in place as at the date hereof. Further, Tenant shall also be entitled to install signage in the elevator lobby area on any full floors leased by Tenant.

(b)	Provided Tenant is not in ongoing material default beyond any applicable cure period expressly provided for in this Lease and Tenant has not become bankrupt or insolvent or has not made an assignment for the benefit of creditors or has not taken the benefit of any statute in force for bankrupt or insolvent debtors, or a petition in bankruptcy has not been filed against the Tenant or a receiving order has not been made against the Tenant, or Primerica Life Insurance Company of Canada has not effected a Transfer to an entity other than a Permitted Transferee, subject to compliance with all Laws, so long as Tenant is Primerica Life Insurance Company of Canada and/or a Permitted Transferee and is in actual, physical occupation of, and actively and diligently conducting business in, at least seventy-five percent (75%) of the collective Rentable Area of the Premises, Tenant shall, at Tenant’s expense, have the non-assignable right to identify its business on the Premises in vinyl graphics (“Sign”) on the existing podium sign (“Podium Sign”) for the Building as noted and pictured on Schedule “F” attached hereto. Landlord reserves the right to be able to make the Podium Sign available for corporate identification of other tenants located in the Building.

(c)	Tenant shall be:

(i)	solely responsible for all costs associated with the supply, installation, repair, maintenance and replacements to the Sign; and

(ii)	responsible for its pro-rata share of all costs associated with the supply and installation (if not pre-existing as at the date hereof), operation, maintenance, management, repair and replacement of the Podium Sign including, without limitation:

(I)	costs of any utilities consumed by the Podium Sign;

(II)	Taxes attributable to the Podium Sign;

(III)	costs of repair to, and maintenance and replacements of, the Podium Sign; and

(IV)	costs of insurance premiums incurred for all insurance carried by Landlord, in its sole discretion, in respect of the Podium Sign, all of the foregoing of which shall be shall be payable by Tenant to Landlord, as Additional Rent under this Lease, forthwith upon demand.

(d)	Upon the expiry or earlier termination of the Term, or earlier upon Primerica Life Insurance Company of Canada or its Permitted Transferee ceasing to be in actual, physical occupation of, and actively and diligently conducting business in, at least seventy-five percent (75%) of the collective Rentable Area of the Premises or being in material default under the terms of this Lease beyond any applicable cure period, Landlord shall remove the Sign and shall make good all damage caused by the installation and/or removal thereof and shall restore the Podium Sign to the condition in which it existed prior to the installation and removal of such Sign, all at the sole cost and expense of Tenant, which cost shall be payable by Tenant to Landlord, as Additional Rent, forthwith upon demand therefor.

8.5	Prohibited Uses

(a)	Tenant shall not cause, suffer or permit the Premises or any part thereof to be used at any time during the Term for any of the following sales, businesses or activities:

(i)	any retail or wholesale sales activities;

(ii)	any auction;

(iii)	any vending machines or other coin operated machines, entertainment or games machines or any other mechanical or electrical serving or dispensing machines or devices whatsoever or the sale or supply of food or beverages to the general public (which for clarity excludes the sale or supply of food or beverages such as are routinely served in office premises) unless expressly permitted in writing by Landlord, acting reasonably. Notwithstanding the foregoing, Tenant shall be permitted to have up to two (2) food and beverage vending machines for use by Tenant’s employees;

(iv)	any sale of tickets for theatre or other entertainment events or lottery tickets;

(v)	any use which would result in people waiting in Common Facilities to enter the Premises or any other type of business or business practice which would, in the sole opinion of Landlord, acting reasonably, tend to lower the character or image of the Project or any portion thereof;

(vi)	a call centre;

(vii)	a use which will be incompatible with the uses of other tenants of the Project, in the sole discretion of Landlord, acting reasonably (provided that the foregoing shall not prohibit the Tenant from carrying out the permitted use expressly set out under subsection 1(i) of this Lease), or will be more burdensome on the Project, in terms of parking requirements or any other factor, than the permitted use of the Premises by Tenant;

(viii)	any use which will result in a breach of any of the other provisions of this Lease;

(ix)	a school or training centre of any kind; or

(x)	any use which will:

(I)	result in an actual or threatened cancellation of any policy of insurance of Landlord or others on or related to the Project or any part or contents thereof; or

(II)	be prohibited by any policy of insurance of Landlord or any others in force from time to time in respect of the Project or any part or contents thereof.

The inclusion of the foregoing provisions of this Section 8.5 shall not be deemed to be a covenant, representation or warranty of Landlord that any of the foregoing activities will not be authorized by Landlord to be conducted on any part of the Project.

(b)	Notwithstanding anything contained in the foregoing to the contrary, so long as the Tenant in actual physical occupancy of substantially the whole of the Premises for the active and diligent conduct of business therefrom is Primerica Life Insurance Company of Canada and/or a Permitted Transferee, the use of portions of the Premises for handling telephone inquiries and communications between, among and regarding employees, clients, agents or prospective clients or agents and/or for the internal training of employees, clients, agents or prospective clients or agents, shall not constitute a breach of the provisions of subsections 8.5(a)(vi) and 8.5(a)(ix) above provided that:

(i)	the live load for the floor of the Premises upon which such activities are being conducted does not exceed 100 lbs. (75 live, 25 dead) per square foot;

(ii)	in Landlord’s determination, acting reasonably, such activities do not overburden the Common Facilities (including the Parking Facilities ) or base Building systems serving the Premises; and

(iii)	Tenant shall be responsible for any Excess Costs which result from such activities in accordance with the applicable provisions of this Lease.

(c)	For greater certainty, Landlord acknowledges that Tenant’s use of portions of the Premises for handling telephone inquiries and communications between, among and regarding employees, clients, agents or prospective clients or agents and/or for the internal training of employees, clients, agents or prospective clients or agents as conducted within the Premises as at the date hereof, i.e. for minor call centre and training purposes, is in accordance with the provisions of this Section 8.5 and does not breach the provisions hereof.

(d)	Landlord hereby acknowledges to the best of its information, knowledge and belief, without due inquiry, that the use of the Premises by Primerica Life Insurance Company of Canada for general business corporate, administrative, sales/marketing, training and support offices will not violate the provisions of subsection 8.5(a)(x) above.

8.6	Waste Removal

Tenant shall not allow any refuse, garbage or any loose, objectionable material to accumulate in or about the Premises or the Project. Tenant at its expense shall at all times comply with Landlord’s reasonable rules and regulations regarding the separation, removal, storage and disposal of waste for the Premises. Landlord shall have the option to take over the function of separating, removing and/or disposing of the waste and the cost to Landlord of same shall be included in Operating Costs. Tenant shall be responsible for all costs of removal of waste from the Premises other than costs of routine waste removal included in Operating Costs.

8.7	Waste, Nuisance and Hazardous Substances

(a)	Tenant shall not cause, suffer or permit any waste or damage to the Premises or Leasehold Improvements, fixtures or equipment therein nor permit any overloading of the floors thereof and shall not use or permit to be used any part of the Premises for any dangerous, noxious or offensive activity or any activity which involves dangerous, noxious or offensive goods and shall not do or bring anything or permit anything to be done or brought on or about the Premises or the Project which results in undue noise or vibration or which Landlord may reasonably deem to be hazardous or a nuisance or annoyance (including, for greater certainty, labour disturbances) to any other tenants or any other Persons permitted to be on the Project (collectively “Nuisance”) or which may give rise to any Hazardous Substance in or about the Premises. If Landlord determines that any Nuisance or Hazardous Substance exists on or emanates from the Premises, Tenant shall forthwith on notice remedy the same. Tenant shall take every reasonable precaution to protect the Premises and the Project from risk of damage by fire, water or the elements or any other cause.

(b)	Tenant shall not, and shall not permit anyone else to, place anything on the roof of the Building or go on to the roof of the Building for any purpose whatsoever, without Landlord’s prior written approval, which may be arbitrarily withheld in Landlord’s sole discretion.

(c)	Tenant shall not use any advertising, transmitting or other media or devices which can be heard, seen, or received outside the Premises, except for usual business communications such as facsimile transmission, e-mail and internet use provided the same do not interfere with any communications or other systems outside the Premises.

(d)	Tenant shall be solely responsible for, and shall indemnify and save harmless Landlord and Landlord’s Parties, from and against all Liabilities caused by or resulting from any Hazardous Substance at any time on or affecting the Premises or the Project resulting from (i) any act or omission of Tenant or any Tenant’s Parties on the Project, or (ii) any act or omission of Tenant or any other Person on the Premises (save and except Landlord and Landlord’s Parties), or (iii) any activity or substance on or generated from the Premises during the Term (save and except to the extent caused by Landlord and Landlord’s Parties), and any period prior to the Term during which the Premises were used or occupied by or under the control of Tenant and any period of time following the Expiry Date that Tenant and/or Tenant’s Parties use or occupy the Premises for any purpose, and Tenant shall be responsible for the clean-up and removal of any of the same and any Liabilities caused by the occurrence, clean-up or removal of any of the same, and Tenant shall indemnify Landlord in respect thereof.

(e)	Landlord acknowledges that Tenant may use small quantities of ordinary office supplies, such as copier, toner, liquid paper, glue, ink and other common office supplies and cleaning materials required for Tenant’s permitted use, as expressly set forth in subsection 1(i) of this Lease, provided that such items are transported, stored, handled and/or disposed of in strict compliance with all Environmental Laws including, without limitation, the Environmental Protection Act, R.S.O. 1990, c. E-19 and all other Environmental Laws in respect of environmental, land use, occupation, or health and safety matters.

(f)	Tenant shall not be responsible for the costs of any Liabilities caused by or resulting from: (i) any Hazardous Substance at any time on or affecting the Premises or the Project resulting from any act or omission of Landlord or any Landlord’s Parties; or (ii) any Hazardous Substance existing or generated prior to the date the Premises were first used or occupied by Tenant.

8.8	Compliance with Laws

(a)	Tenant shall use the Premises, and shall perform all maintenance, repairs and replacements thereto, in such manner as shall be required by or in compliance with all applicable Laws.

(b)	Tenant shall provide Landlord with evidence satisfactory to Landlord acting reasonably that Tenant has obtained and is complying with the terms of all applicable licences, approvals and permits from time to time.

8.9	Telecom and Wireless Services

Tenant shall not utilize any telephone, data or other network and telecommunications services (collectively,

“Telecom Services”) which require the installation of any wiring or other connections or transmission services between the Premises and any other part of the Project, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, it being acknowledged that it shall be reasonable for Landlord to withhold its consent where both: (a) Tenant requires riser or conduit space which is in addition to its existing allotment and there is insufficient space within the Building’s risers and/or conduits to accommodate such additional Telecom Services which Tenant requires; and (b) Tenant’s Telecom Services needs cannot be reasonably accommodated in another manner (it being hereby acknowledged and confirmed that any such accommodations which may be required shall be at Tenant’s sole cost and expense; further, Landlord and Tenant shall each co-operate with each other and use their reasonable efforts to arrive at a suitable accommodation). Notwithstanding the foregoing, Landlord hereby consents to Tenant’s existing Telecom Services and also consents to the expansion of same to service Suite 406, At Landlord’s option, any third party telecommunications service provider which is not already providing services to other tenants of the Project shall, as a condition to being permitted to provide such service to the Premises, enter into a licence agreement with Landlord on Landlord’s standard form, entitling such party to connect to or transmit to or from the Premises. Landlord, at its option, may require such third party telecommunications service provider to pay a licence fee to Landlord in an amount determined by Landlord acting reasonably. Any costs incurred by Landlord in documenting such agreement shall be paid for by Tenant, as Additional Rent on demand. If any Telecom Services installed or used by any Person in the Premises, or installed or used by Tenant or any Tenant’s Parties in the Project are determined by Landlord to be interfering with any other Telecom Services in the Project, Tenant and Landlord shall cooperate as may be necessary to cease such interference.

8.10	Deliveries

All deliveries to and from the Premises, and loading and unloading of goods, merchandise, refuse, materials and any other items, shall be made only by way of such driveways, access routes, doorways, corridors and loading docks as Landlord may from time to time reasonably designate and shall be subject to all applicable reasonable rules and regulations made by Landlord from time to time pursuant to this Lease.

9.	SERVICES AND UTILITIES

9.1	Utilities, Heating and Air Conditioning

(a)	Subject to interruption beyond its control, Landlord will provide all utility services for the normal use of the Premises during Business Hours. All expenses relating to such usual use will form part of Operating Costs and will be payable by Tenant in accordance with the applicable provisions of this Lease. If Landlord, acting reasonably, desires that any or all utilities or HVAC supplied to the Premises be measured by separate meters, either because Tenant’s use appears to be unusually high or because Landlord desires to separately meter various portions of the Building, Landlord may install such meters, the reasonable cost of which shall be paid by Tenant, and in such case, the costs of such utilities shall be paid by Tenant as Additional Rent on the basis of such actual consumption.

(b)	Tenant’s use of any utilities shall not exceed the available capacity of the existing systems from time to time. If Tenant desires at any time to obtain any such utilities or HVAC in excess of such available capacity, Tenant may supply and install at its expense any special wires, conduits or other equipment necessary to provide such additional capacity subject to the prior written consent of Landlord. If consumption of utilities on the Premises should, at any time, overload the availability capacity of the existing systems, Tenant shall be responsible for all costs incurred by Landlord in respect of same and Tenant agrees to indemnify and save harmless Landlord from and against any and all costs, losses, claims, expenses, damages and liability whatsoever incurred by Landlord as a result of the overloading of such systems

(c)	Notwithstanding anything contained in the foregoing to the contrary, it is hereby acknowledged and confirmed by the parties hereto that the Premises (excluding Suite 406) are separately metered for utility consumption and that Tenant pays for utility consumption in the Premises on the basis of such meter readings.

9.2	Heating and Air Conditioning

(a)	Landlord shall heat the Premises during the appropriate heating season and shall cool the Premises during the appropriate air conditioning season by means of such HVAC equipment as shall be maintained from time to time, for the normal use of the Premises during Business Hours.

(b)	If the HVAC equipment shall require maintenance, repair or replacement, Landlord shall attend to the same with reasonable promptness having regard to the then existing climatic conditions but Landlord shall not be liable for any losses or damages arising from the resulting lack of HVAC, and, in any event, Landlord shall not be liable for any indirect or consequential losses or damages or any damages for personal discomfort arising from any lack of HVAC, whether caused by Landlord’s negligence or otherwise.

(c)	Landlord shall not be responsible for the inadequacy of any HVAC of the Premises if: (i) the use or occupancy of the Premises; or (ii) the electrical or other power consumed on the Premises; or (iii) the configuration of partitions or other items on the Premises; or (iv) the failure of Tenant to shade windows interferes with or impairs the functioning of or places a higher demand on equipment or HVAC of the Premises. For greater certainty, except as expressly provided in Landlord’s Work, Landlord shall have no obligation to balance or re-balance the HVAC distribution system within the Premises.

(d)	If Tenant desires utilities or the use of HVAC equipment to provide HVAC of the Premises outside Business Hours, the same may be arranged on reasonable advance notice to Landlord and Tenant shall, if required by Landlord, pay for same as an Excess Cost.

9.3	Exclusive Supplier

Landlord shall have the right, to be exercised by written notice to Tenant, to require that Landlord be the exclusive supplier, at Tenant’s expense, of such materials or services for Tenant in respect of the Premises and the Project not otherwise expressly provided for in this Lease as Landlord may designate from time to time and as would be typical for a landlord of a similar project to provide (“Services”) including, without limitation, any work to be completed on the roof, replacement of tubes, bulbs and ballasts; waste removal; any services requiring drilling or otherwise penetrating floors, weight-bearing walls and ceiling slabs; and locksmithing and security arrangements (provided that in no event shall Landlord be the exclusive supplier for general contracting services in connection with Tenant’s construction and installation of Leasehold Improvements, save and except in the case of Major Alterations as expressly provided herein). Any Services provided by Landlord pursuant hereto shall be reasonably competitive in the marketplace for comparable services, comparably provided. If Landlord does not require that it be the supplier of Services, only Persons approved by Landlord, acting reasonably, may supply Services to Tenant and the provision of such Services by such Persons shall be subject to reasonable rules and regulations established by Landlord from time to time.

10.	MAINTENANCE, REPAIRS AND ALTERATIONS

10.1	Maintenance and Repairs of Premises

At all times throughout the Term, Tenant, at its sole expense, shall perform or cause to be performed as required hereby such maintenance, decoration, repairs and replacements and upgrading to keep the Premises and all the contents thereof to Building Standard, and in accordance with all Laws, but excluding only the obligations of Landlord expressly provided in Section 10.6 hereof and reasonable wear and tear as would be permitted by a prudent owner which in any event does not detract from the overall Building Standard of the Premises or the function of any systems, facilities or improvements therein. For the purposes of this Section 10.1 only, Premises shall not include building standard washrooms, utility rooms and base Building mechanical and electrical systems, whether or not located within the Premises.

10.2	Approval of Repairs and Alterations

(a)	Tenant shall not make any repairs, replacements, changes, additions, improvements or alterations (collectively “Alterations”) to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld unless such proposed Alterations might: (i) in any way affect the structure of, or the mechanical, electrical, utility, sprinkler, communications or other similar systems within, the Premises or the Project or the coverage of the Project for zoning purposes; (ii) in the opinion of Landlord, detrimentally affect the quality of the Premises or the portion of the Project in which the Premises are located, or impair the value or usefulness of the Premises or the Project; or (iii) in any way affect the coverage of the Project for zoning purposes, or parking requirements for the Project, in any of which cases such consent may be withheld unreasonably and in Landlord’s sole discretion.

Notwithstanding anything contained in the foregoing, provided Tenant is Primerica Life Insurance Company of Canada and/or a Permitted Transferee and is not then in default, Tenant shall have the right to make non-structural Alterations (such as painting and carpeting) without the prior written consent of but on prior written notice to Landlord, but only so long as such Alterations do not affect any of the items referred to in subsections (i) through (iii) of this subsection 10.2(a) and, further, provided such Alterations do not require a building permit.

(b)	With its request for Landlord’s consent, Tenant shall submit to Landlord details of the proposed Alterations including permit-ready plans and specifications prepared by qualified architects or engineers. Such Alterations shall be completed in accordance with the permit-ready plans and specifications approved in writing by Landlord.

(c)	All Alterations shall be planned and completed in compliance with all Laws and Tenant shall, prior to commencing any Alterations, obtain at its expense, all necessary permits and licences and provide evidence thereof satisfactory to Landlord. Tenant hereby agrees to indemnify and save harmless Landlord from and against any damages, penalties, fines, claims, losses or liabilities whatsoever incurred by Tenant as a result of any delays in commencing and/or completing Alterations as a result of delays incurred in receiving required permits therefor.

(d)	Tenant shall, prior to the commencement of any such Alterations, furnish to Landlord at Tenant’s expense:

(i)	such evidence as reasonably required by Landlord of the projected cost of Alterations and Tenant’s ability to pay for same as and when due; and

(ii)	such indemnification against costs, liens and damages as Landlord shall reasonably require including, if required by Landlord, a performance bond in such terms and issued by such company as shall be acceptable to Landlord in its sole discretion in an amount at least equal to the estimated cost of such Alterations, guaranteeing completion of such Alterations within a reasonable time, free and clear of any liens or encumbrances.

Notwithstanding anything contained in the foregoing to the contrary, provided Tenant is Primerica Life Insurance Company of Canada and/or a Permitted Transferee, the provisions of subsection 10.2(d)(ii) shall not apply.

(e)	All Alterations shall be performed at Tenant’s cost, promptly and in a good and workmanlike manner and in compliance with Landlord’s rules and regulations by competent contractors or workmen who shall be approved by Landlord, acting reasonably, and who shall, if necessary to avoid labour disruption, be compatible with the labour affiliation, if any, of Landlord’s contractors and workers working in the Building.

(f)	Unless expressly authorized by Landlord in writing to the contrary, all Alterations, which might affect the structure or any base-building mechanical, electrical, utility, sprinkler, communications or other similar systems within the Premises or the Project (any of which is hereby termed a “Major Alteration”) shall, at Landlord’s option, be performed at Tenant’s expense by Landlord or by contractors designated by Landlord and under Landlord’s supervision and under the supervision of a qualified architect or engineer approved by Landlord, in advance. For each Major Alteration, Tenant shall pay to Landlord forthwith upon request the aggregate of:

(i)	the sum of all out-of-pocket amounts paid or payable by Landlord in connection with such Major Alterations including, without limitation, the cost of such Major Alterations and all costs incurred by any contractors, architects and/or engineers engaged by Landlord to perform and/or supervise such Major Alterations, prepare and/or review plans, drawings and specifications for such Major Alterations, all of whose costs shall be reasonably competitive in the marketplace for comparable services, comparably performed;

(ii)	Intentionally deleted;

(iii)	fifteen percent (15%) of all costs incurred by Landlord pursuant to the provisions of subsection 10.2(f)(i) above (“Supervision Fee”).

(g)	All Alterations (including Major Alterations), the making of which might disrupt other tenants or occupants of the Project or the public, shall be performed outside of the hours from 7:00 a.m. to 6:00 p.m. Monday through Friday.

(h)	If Tenant performs any Alterations (including Major Alterations) without compliance with all of the foregoing provisions of this Article 10, Landlord, without prejudice to and without limiting Landlord’s other rights pursuant to this Lease and at law, shall have the right to require Tenant to remove such Alterations forthwith and either restore the Premises to the condition in which they existed prior to such Alterations or to require Tenant to perform such Alterations in compliance with the foregoing provisions of this Article 10.

(i)	Tenant shall deliver to Landlord complete Auto-Cad drawings of Tenant’s Work (if any), and any subsequent Alterations (including Major Alterations) thereto, upon completion thereof.

(j)	Tenant shall ensure that all cabling installed in the Building in connection with Tenant’s business in or use of the Premises is appropriately labelled. For greater certainty, installation of flammable cabling shall be strictly prohibited. Notwithstanding the foregoing, this subparagraph (j) shall not apply to the Tenant’s cabling existing as at the date hereof.

(k)	Tenant shall pay to Landlord forthwith upon request all of Landlord’s reasonable out-of-pocket costs (plus fifteen percent (15%) of such costs as Landlord’s overhead) incurred in dealing with Tenant’s request for Landlord’s consent to any Alterations (whether or not such consent is granted and without duplication of any costs set forth in subsection 10.2(f) above), and in inspecting and supervising any such Alterations including, without limitation, fees of architects, engineers and designers.

10.3	Notice by Tenant

Upon becoming aware of same, Tenant shall give reasonably prompt written notice to Landlord of any accident, defect, damage or deficiency in any part of the Premises or the Project, notwithstanding that Landlord may have no obligation in respect of the same. The provisions of this Section 10.3 shall not be interpreted so as to imply or impose any obligation whatsoever upon Landlord.

10.4	Ownership of Leasehold Improvements

All Leasehold Improvements in the Premises (whether pre-existing on the Delivery Date, installed by Tenant or by Landlord on Tenant’s behalf) are, and shall forthwith upon the installation thereof become (as the case may be), the absolute property of Landlord without compensation therefor and without Landlord’s having or thereby accepting any responsibility in respect of the maintenance, repair or replacement thereof, all of which shall be Tenant’s responsibility.

10.5	Construction Liens

Tenant shall make all such payments and take all such steps as may be necessary to ensure that no lien or other charge or claim therefor or certificate of action in respect thereof (any of which is herein referred to as “Lien”) is registered against the Project or any portion thereof or against either Landlord’s or Tenant’s interest therein as a result of any work done for, or services or material supplied to, Tenant, or in respect of the Premises. Tenant shall cause any such registrations to be discharged or vacated immediately after notice from Landlord, or within ten (10) days after registration, whichever is earlier.

Tenant shall indemnify and save harmless Landlord from and against any liabilities, claims, liens, damages, costs or expenses, including legal expenses, arising in connection with any work done for or services or materials supplied to Tenant or in respect of the Premises.

If Tenant permits any such lien registration or fails to cause any such registration to be discharged or vacated as aforesaid then, in addition to any other rights of Landlord, Landlord may, but shall not be obliged to, discharge or vacate the same by paying into court the amount claimed to be due together with any other amounts and all amounts so paid and all costs incurred by Landlord, including legal fees and disbursements, in thus arranging for the discharging or vacating of any such Lien shall be paid by Tenant to Landlord forthwith upon demand together with reasonable compensation to Landlord for administration in respect thereof.

10.6	Landlord’s Repairs

Subject to the provisions of Article 12 herein, and subject to Tenant’s obligations hereunder, Landlord shall repair and/or replace, as the case may be, to the extent required to maintain Building Standard: (a) the structure and exterior walls of the Building; (b) the transportation, electrical, mechanical and drainage equipment and base Building systems forming part of the Project (including base Building systems located within the Premises and Common Facilities of the Project); (c) Common Facilities and (d) Building standard washrooms, whether or not located within Leasable Areas. Landlord’s costs of compliance with this Section 10.6 shall be included in Operating Costs to the extent provided in the definition thereof.

11.	END OF TERM

11.1	Vacating of Possession

Forthwith upon the expiry or earlier termination of the Term, Tenant shall peaceably deliver to Landlord vacant possession of the Premises in Building Standard condition and otherwise in the condition in which Tenant is required to keep the Premises during the Term pursuant hereto (subject to Sections 11.3 and reasonable wear and tear as would be permitted by a prudent owner which in any event does not detract from the overall Building Standard of the Premises or the function of any systems, facilities or improvements therein) and shall leave the Premises in a neat, clean and broom swept condition and Tenant shall deliver to Landlord all keys for the Premises and all keys or combinations to locks on doors, safes or vaults in the Premises.

11.2	Removal of Trade Fixtures

        Provided Tenant is not in default hereunder, Tenant shall, at the expiry or earlier termination of the Term, remove its trade fixtures and all other personal property from the Premises and shall restore the Premises to the condition in which they existed prior to the installation and removal of such trade fixtures and other personal property and shall repair any damage caused thereby. If, at the expiry or earlier termination of the Term, Tenant does not remove its trade fixtures or any of its other property from the Premises, Landlord shall have no obligation in respect of any such trade fixtures or property and may sell or destroy the same or have them removed or stored at the expense of Tenant or dispose of them in any other manner whatsoever as may be determined by Landlord in its sole discretion; at the option of Landlord, such trade fixtures or property not removed at the expiry or earlier termination of the Term shall become the absolute property of Landlord without payment of any compensation therefor to Tenant and may be dealt with by Landlord in such manner as it determines.

11.3	Removal of Leasehold Improvements

(a)	Tenant shall have no obligation to remove any Leasehold Improvements from the Premises at the expiry or earlier termination of this Lease nor, for greater certainty, shall Tenant be obligated to return the Premises to a base building condition and, in addition thereto, Tenant shall not be responsible for the cost of removing any Leasehold Improvements nor for the cost of restoring the Premises to base building condition.

(b)	Tenant shall co-operate with Landlord in its completion of a move-out inspection prior to the expiry or earlier termination of this Lease.

11.4	Overholding by Tenant

(a)

(i)	If Tenant remains in possession of all or any part of the Premises after the expiry of the Term with the written consent of Landlord but without any further written agreement, this Lease shall not be deemed thereby to have been renewed or extended and Tenant shall be deemed conclusively to be occupying the Premises as a monthly tenant on the same terms as set forth in this Lease so far as they would be applicable to a monthly tenancy except the monthly Rent shall be one hundred and fifty percent (150%) of an amount determined by taking 1/12 of the Last Year’s Rent.

(ii)	If Tenant remains in possession of all or any part of the Premises after the expiry of the Term without the express written consent of Landlord, Landlord’s acceptance of Rent after the expiry of the Term shall not constitute Landlord’s consent to such overholding and, in such case and until such time as the parties enter into a written agreement which provides otherwise, Tenant shall be required to pay a monthly Rent calculated at two hundred percent (200%) of the Last Year’s Rent.

(b)	If any of the obligations of Tenant pursuant to this Lease have not been completed by the expiry or earlier termination of this Lease (“End of Term”), such obligations shall survive such End of Term and Tenant shall continue to be responsible for the same. Notwithstanding the foregoing, Landlord, at its option, may perform any such obligations which have not been completed on or before the End of Term (other than the payment of Rent), the cost of which, plus fifteen percent (15%) of such cost, shall be paid by Tenant to Landlord forthwith upon request. During any period following the End of Term in which such obligations are being performed either by Tenant or by Landlord on Tenant’s behalf, Tenant shall pay all Rent, including Basic Rent as provided in subsection 11.4 (a)(ii) above, as though Tenant was overholding beyond the End of Term without the consent of Landlord, for the period from the date upon which the End of Term occurs, to the last day of the month in which all of such obligations have been completed.

12.	DAMAGE AND DESTRUCTION

12.1	Damage to Premises or Project

If the Premises or the Project are damaged or destroyed, in whole or in part, by fire or any other occurrence, this Lease shall nonetheless continue in full force and effect and there shall be no abatement of any item included in Rent except as expressly provided in this Article 12, and the following provisions of this Article 12 shall apply.

12.2	Damage to Premises

(a)	If there is damage and/or destruction (“Damage”) to the Premises such as to render the whole or any part of the Premises unusable or inaccessible for the purpose of Tenant’s use and occupancy thereof, Landlord shall deliver to Tenant within thirty (30) days following the occurrence of such Damage the Architect’s written opinion as to whether or not the same is capable of being repaired, to the extent of Landlord’s repair obligations hereunder, within one hundred eighty (180) days following Landlord’s receipt of all permits required for the repair or reconstruction of such Damage (“Actual Construction Time”), Landlord agreeing to act prudently and diligently in obtaining any such required permits.

(b)

If this Lease is not terminated as herein in this Article 12 provided, Landlord shall diligently proceed to perform such repairs to the Premises to the extent of its express obligations pursuant to Section 10.6 hereof and otherwise so as to provide the Tenant with a “base-building shell” and Tenant, commencing as soon as is practicable but without interfering with Landlord’s repairs, shall diligently proceed to perform such repairs as are Tenant’s responsibility pursuant hereto. In any event, within a reasonable period (having regard to the nature of Tenant’s work) after

Landlord has completed its repairs to the Premises to the point where Tenant could commence its repair work or commence the conduct of business on the Premises, Tenant shall complete its repairs to the Premises and shall fully fixture the Premises and recommence the operation of Tenant’s business as permitted and required pursuant hereto.

(c)	If:

(i)	in the Architect’s opinion, the Premises are not capable of being repaired by Landlord as aforesaid within one hundred eighty (180) days of Actual Construction Time; or

(ii)	Intentionally Deleted; or

(iii)	in the Architect’s opinion, the Premises are not capable of being repaired by Landlord as aforesaid within sixty (60) days of Actual Construction Time and such Damage occurs within one (1) year prior to the expiry of the Term and either there are no remaining rights in favour of any party hereto to extend or renew this Lease or any party hereto having the right to renew or extend this Lease fails to do so within fifteen (15) days following the occurrence of such Damage (it being acknowledged that any express notice provisions for same would thereby be waived); or

(iv)	the cost of repairing such Damage exceeds: (a) by twenty five percent (25%) or more the amount of insurance proceeds made available to Landlord therefore; and (b) one million dollars ($1,000,000.00);

then,

(1)	Landlord may elect, by written notice to Tenant, and

(2)	Tenant may elect, upon written notice to Landlord, in the case of subsection 12.2(c)(i) and (iii) above only,

in both cases within thirty (30) days after delivery by Landlord of the opinion provided for in subsection 12.2(a) above, to terminate this Lease, whereupon, in the event of any such termination by either Landlord or Tenant, Tenant shall immediately surrender possession of the Premises and Basic Rent and all other payments for which Tenant is liable pursuant hereto shall be apportioned to the effective date of such termination, subject to the provision for abatement set forth in subsection 12.2 (d) below. In the exercise of its right to terminate this Lease pursuant to Section 12.2(c), Landlord shall act in a bona fide manner and shall not terminate this Lease solely for the purpose of depriving Tenant of its rights under this Lease.

Subject to the provisions of Section 16.7 and the Tenant’s rights and remedies at law, if neither party exercises its right to terminate this Lease and, further, if Landlord fails to complete the repairs required to be performed by it within two hundred and seventy (270) days of Actual Construction Time, then Tenant shall have the right to terminate this Lease on thirty (30) days’ prior notice to Landlord delivered to Landlord within five (5) business days following expiry of the two hundred and seventy (270) day period, provided however that such termination may be nullified by Landlord if within such thirty (30) day period Landlord Substantially Completes Landlord’s work in the Premises.

(d)	if the Damage is such as to render the whole or any part of the Premises unusable or inaccessible in whole or in part for the purpose of Tenant’s use and occupancy, as permitted hereby, then the Rent payable hereunder shall abate to the extent that Tenant’s use and occupancy of and/or ability to access the Premises is in fact thereby diminished, which determination shall be made by the Architect, until the earlier of: (i) the ninetieth (90th) day after the Premises are ready for Tenant to commence its repairs to the Premises as determined by Landlord; and (ii) the date on which Tenant first commences the conduct of business in any part of the Premises which had been Damaged following the date of the occurrence of such Damage.

12.3 Damage to Project

If twenty five percent (25%) or more of the Rentable Area of the Project is Damaged, whether or not there is any Damage to the Premises, Landlord may, at its option, elect, by written notice given to Tenant within thirty (30) days after such occurrence, to terminate this Lease as of a date specified in such notice, which date shall be not less than ninety (90) days and not more than one hundred eighty (180) days after the giving of such notice, in which event Tenant shall vacate and surrender possession of the Premises by not later than the said date of termination, and Basic Rent and all other payments for which Tenant is liable pursuant to this Lease shall be apportioned to the effective date of termination, subject to the provision for abatement set forth in subsection 12.2(d) above. If Landlord does not so elect to terminate this Lease, Landlord shall diligently proceed to repair and rebuild the Damage to the extent of its obligations pursuant hereto. In the exercise of its right to terminate this Lease as aforesaid, Landlord shall act in a bona fide manner and shall not terminate this Lease solely for the purpose of depriving Tenant of its rights under this Lease.

12.4	Restoration of Premises or Project

If there is Damage to the Premises or the Project and if this Lease is not terminated pursuant hereto, Landlord, in performing its repairs to the Premises or the Project as required hereby, shall not be obliged to repair or rebuild in accordance with the plans or specifications for the Premises or the Project as they existed prior to such Damage but Landlord may repair or rebuild the same in accordance with any plans and specifications chosen by Landlord in its sole and absolute discretion provided that the utility and size of the Premises is not materially adversely altered and Tenant’s use and occupancy of and access to the Premises and the general overall quality of the Project are not materially detrimentally affected by any difference in plans, specifications or form of the Premises or the Project from such plans, specifications and form as the same existed immediately prior to the occurrence of such Damage.

12.5	Determination of Matters

For the purposes of this Article 12, all matters requiring determination such as, without limitation, the extent to which any area(s) of the Premises or the Project are Damaged or are rendered inaccessible, or the times within which repairs may be made, unless expressly provided to the contrary, shall be determined by the Architect and such determination shall, in the absence of manifest error, be final and binding on the parties.

13.	INSURANCE AND INDEMNITY

13.1	Landlord’s Insurance

Landlord shall obtain and maintain in full force and effect during the Term with respect to the Project insurance against such occurrences and in such amounts as would be carried by reasonably prudent owners of properties similar to the Project and which coverage shall include the following:

(a)	“all risks” property insurance on the Building, excluding Leasehold Improvements and excluding the Premises but including equipment contained therein owned or leased by Landlord, for not less than the full replacement cost thereof;

(b)	boiler and machinery insurance including repair and/or replacement;

(c)	rental income insurance;

(d)	commercial general liability insurance; and

(e)	such other insurance and insurance in such amounts and on such terms as Landlord, in its discretion, may determine

The policies of insurance referred to in this Section 13.1 shall contain a waiver of the insurer’s right of subrogation as against Tenant and the Tenant’s Parties. Landlord hereby waives its right of recovery against Tenant and Tenant’s Parties with respect to all claims required to be or otherwise insured against by Landlord hereunder.

Notwithstanding Tenant’s contribution to Landlord’s costs and premiums respecting such insurance pursuant to the terms of this Lease, Tenant shall not have any insurable or other interest in any of Landlord’s insurance and, in any event, Tenant shall not have any interest in or any right to recover any proceeds under any of Landlord’s insurance policies.

13.2	Tenant’s Effect On Landlord’s and Other Insurance

In the event of an actual or threatened cancellation of or material adverse change in any policy of insurance of Landlord or any others on or related to the Project or any part or contents thereof by reason of:

(i)	the use or occupancy of the Premises by Tenant or any other Person permitted by Tenant on the Premises; or

(ii)	anything placed on or permitted by Tenant or any Person on the Premises or by Tenant or Tenant’s Parties on any part of the Project; or

(iii)	any use, act or omission of Tenant or any Person on the Premises or by Tenant or Tenant’s Parties on any part of the Project; or

(iv)	any contents or articles on the Premises; or

(v)	any content or articles for which Tenant and/or Tenant’s Parties are responsible on any part of the Project,

and if Tenant fails to remedy the situation, condition, use or occupancy or other factor giving rise to such actual or threatened cancellation or if Tenant has otherwise failed to adequately address the change within seventy-two (72) hours after notice thereof by Landlord, Landlord may, at its option, either:

(a)	terminate this Lease forthwith by written notice; or

(b)	remedy the situation, condition, use, occupancy or other factor giving rise to such actual or threatened cancellation or otherwise address the change, and for such purpose Landlord shall have the right to enter upon the Premises without further notice, all at the cost of Tenant to be paid to Landlord forthwith upon demand.

13.3	Tenant’s Insurance

(a)	Tenant shall, at its sole cost and expense, obtain and maintain in full force and effect at all times with respect to the Premises insurance throughout the Term and any extension and or renewal thereof (and such other times, if any, as Tenant occupies the Premises) which coverage shall include the following:

(i)	commercial general liability insurance for bodily injury and property damage including the following extensions: owners and contractors protective; pollution coverage with hostile fire coverage only; products and completed operations; personal injury; occurrence basis property coverage; blanket contractual; non-owned automobile liability; severability of interests; cross liability; and employer’s liability, all on an occurrence basis with coverage for any one occurrence or claim of not less than Five Million ($5,000,000.00) Dollars per occurrence;

(ii)	“all risks” property insurance covering the Leasehold Improvements, and all other property of every description, nature and kind owned by Tenant or for which Tenant is legally liable, which is installed, located or situate in or about the Premises or elsewhere in the Project, including without limitation, trade fixtures, furnishings, equipment, all inventory or stock in trade and all signs in, on or about the Premises, for not less than the full replacement cost thereof and shall include a stated amount co-insurance clause and a breach of conditions clause;

(iii)	if applicable, broad form comprehensive boiler and machinery insurance on all insurable objects located on the Premises or which are the property or responsibility of Tenant, including repair or replacement endorsement;

(iv)	business interruption insurance, including extra expense insurance, either as an extension to or on the same form as the insurance referred to in subsections 13.3(a)(ii) and 13.3(a)(iii) above, and in such amounts from time to time as necessary to fully compensate Tenant for direct or indirect loss of sales or earnings and extra expenses incurred resulting from or attributable to any of the perils required to be insured against under the policies referred to in subsections 13.3(a)(ii) and 13.3(a)(iii) above and all circumstances usually insured against by prudent tenants including losses resulting from interference with or prevention of access to the Premises or the Project as a result of such perils or for any other reason;

(v)	plate glass insurance on all internal and external glass within, fronting or forming part of the Premises; however notwithstanding the foregoing, Tenant may elect to self insure for the insurance described in this 13.3(a)(v); and

(vi)	any other insurance against such risks and in such form and amounts as Landlord may from time to time reasonably require upon not less than thirty (30) days’ written notice, provided Landlord agrees it shall not require Tenant to maintain additional insurance coverage unless such additional insurance coverage has become generally accepted insurance, generally maintained by comparable tenants or is required as a result of the particular nature of Tenant’s business operations.

(a.l)	Notwithstanding anything to the contrary, so long as the Tenant is Primerica Life Insurance Company of Canada and/or a Permitted Transferee, the Landlord acknowledges and agrees that the Tenant shall have the option, either alone or in conjunction with Citigroup Inc., Tenant’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup Inc., to maintain self insurance with respect to the insurance required pursuant to subsections 13.3(a)(ii), (iii), (iv) and (v) of this Lease and/or provide or maintain any insurance required under this Lease under blanket insurance policies maintained by Tenant or Citigroup Inc., provided such blanket policies contain a blanket additional insured endorsement or an endorsement naming the Landlord and any mortgagee of the Landlord and specifically referencing the Premises, or provide or maintain insurance through such alternative risk management programs as Citigroup Inc. may provide or participate in from time to time, subject to the following:

(i)	“Self-insurance” shall mean that Tenant is itself acting as though it were the insurance company providing the insurance (in the amounts and with the deductibles as required pursuant to the provisions of this Lease) required under this Lease and Tenant shall pay any amounts due in lieu of insurance proceeds which would have been payable if the insurance policies had been carried, which amounts shall be treated as insurance proceeds for all purposes under this Lease;

(ii)	All amounts which Tenant pays or is required to pay and all loss or damage resulting from risks for which Tenant has elected to self-insure shall be subject to the waiver of subrogation provision in sub-section 13.3(b) of this Lease and shall not limit Tenant’s indemnification obligations;

(iii)	In the event that Tenant elects to self-insure and an event or claim occurs for which a defense and/or coverage would have been available from the insurance company had insurance been purchased, Tenant shall:

(I)	undertake the defense of any such claim, including a defense of Landlord at its sole cost and expense, and

(II)	use its own funds to pay any claim or replace any equipment or other physical property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to self-insure; and

(iv)	Tenant shall indemnify and save harmless Landlord from and against any and all losses, costs, claims, expenses, liabilities and damages resulting from Tenant’s election to self-insure for any such insurance coverage.

(b)	The insurance policies referred to in this Section 13.3 shall be subject to such higher limits as Tenant, or Landlord acting reasonably may require from time to time, provided Landlord agrees it shall not require Tenant to maintain higher limits unless such higher limits have become generally accepted limits, generally maintained by comparable tenants or are required as a result of the particular nature of Tenant’s business operations. The policies referred to in Section 13.3(a) above shall contain a waiver of the insurer’s right of recovery against Landlord and Landlord’s Parties with respect to all matters required to be insured against by Tenant hereunder. The policy referred to in subsection 13.3(a)(i) shall name Landlord and any others designated by Landlord as additional insureds and the policies referred to in subsections 13.3(a)(ii), (iii), (v) and, to the extent applicable (vi), shall name Landlord and any others designated by Landlord as loss payee as their interests may appear. Any and all deductibles in Tenant’s insurance policies shall be borne solely by Tenant and shall not be recovered or attempted to be recovered from Landlord. In addition, all such policies shall be non-contributing with, and will apply only as primary and not excess to, any insurance proceeds available to Landlord.

(c)	Tenant shall provide to Landlord at the commencement of the Term and, following request in writing by Landlord, upon the renewal of all insurance referred to in this Section 13.3, and promptly at any time upon request, a certificate of insurance evidencing the insurance coverage required to be maintained by Tenant in accordance with this Section 13.3. The delivery to Landlord of a certificate of insurance or any review thereof by or on behalf of Landlord shall not limit the obligation of Tenant to provide and maintain insurance pursuant to this Section 13.3 or derogate from Landlord’s rights if Tenant shall fail to fully insure. Where used in this subsection 13.3(c), the term “Landlord” shall include Landlord’s manager of insurance, if any.

(d)	All policies shall provide that the insurer shall endeavour to give at least thirty (30) days prior written notice to Landlord in the event of cancellation or change below the requirements set out in Section 13.3. All policies of insurance shall be placed with a company licensed to sell commercial insurance in Canada.

(e)	Tenant acknowledges and agrees that, if it fails to obtain and maintain in force any of the insurance policies set out in this Section 13.3, then Tenant shall indemnify and hold harmless Landlord and Landlord’s Parties in respect of any such losses arising therefrom.

13.4	Consequential Damages

Notwithstanding anything to the contrary, neither party shall be liable to the other for indirect or consequential damages.

13.5	Indemnity

To the extent not released pursuant to the other provisions of this Lease, Tenant shall indemnify Landlord and all of Landlord’s Parties and shall hold them and each of them harmless from and against any and all liabilities, claims, damages, losses and expenses, penalties, fines and sanctions of any kind whatsoever, including costs of Remediation and any fines and damages resulting from any of the same and including all legal and other consultants’ fees and disbursements (collectively “Liabilities”), due to, arising from or to the extent contributed to by:

(a)	any breach by Tenant or any of Tenant’s Parties of any of the provisions of this Lease or any Law;

(b)	any act or omission of any Person on the Premises (save and except Landlord and Landlord’s Parties) or any use or occupancy of or any property in the Premises;

(c)	any act or omission of Tenant or any of Tenant’s Parties on the Premises or elsewhere on or about the Project;

(d)	any injury, death or damage to persons or property of Tenant or any of Tenant’s Parties or any other persons on the Project by or with the invitation, licence or consent of Tenant caused by any reason whatsoever, except if caused by Landlord or Landlord’s Parties.

Notwithstanding the foregoing, Tenant shall not be responsible for the costs of any Liabilities due to, arising from or to the extent contributed to by:

(i)	any breach by Landlord or any of Landlord’s Parties of any of the provisions of this Lease or any Law; or

(ii)	any act or omission of Landlord or any of Landlord’s Parties on the Project other than the Premises.

13.6	Parties

(a)	It is agreed that every indemnity, exclusion or release of liability and waiver of subrogation herein contained for the benefit of Landlord shall extend to and benefit all of Landlord’s Parties; solely for such purpose, and to the extent that Landlord expressly chooses to enforce the benefits of this subsection 13.6(a) and any other section to which it applies, for any Landlord’s Parties, it is agreed that Landlord is the agent or trustee for each and all Landlord’s Parties.

(b)	It is agreed that every exclusion or release and waiver of subrogation herein contained for the benefit of Tenant shall extend to and benefit all of Tenant’s Parties; solely for such purpose, and to the extent that Tenant expressly chooses to enforce the benefits of this subsection 13.6(b) and any other section to which it applies, for any Tenant’s Parties, it is agreed that Tenant is the agent or trustee for each and all Tenant’s Parties.

14.	ASSIGNMENT, SUBLETTING AND CHANGE OF CONTROL

14.1	Consent Required

(a)	Tenant shall not:

(i)	assign this Lease in whole or in part;

(ii)	sublet or part with or share possession of all or any part of the Premises;

(iii)	grant any concessions, franchises, licences or other rights to others to use any portion of the Premises;

(iv)	grant any mortgage or charge on this Lease;

(v)	if Tenant or any occupant of the Premises is at any time a corporation, trust or partnership, transfer the issued shares in the capital stock or transfer, issue or divide any shares of the corporation or of any affiliate of the corporation, or transfer trust units or partnership interests sufficient to transfer control to others than the then present shareholders of the corporation or those in control of the trust or partnership (collectively called “Sale”);

(vi)	if Tenant or any occupant of the Premises is at any time a corporation, trust or partnership, merge, amalgamate or consolidate the corporation with one or more other entities or effect a corporate restructuring or reorganization, voluntarily or by operation of law (collectively called “Reorganization”),

(all of the foregoing being hereinafter individually or collectively referred to as “Transfer”; a party making a Transfer is referred to as a “Transferor” and a party taking a Transfer is referred to as a “Transferee”), without the prior written consent of Landlord in each instance, which consent, subject to the provisions of Section 14.3 below, may not be unreasonably withheld. Notwithstanding anything contained in the foregoing to the contrary, the provisions of subsection 14.1(a)(v) shall not apply to a Sale (provided Tenant is in occupancy of the Premises), so long as Tenant is a corporation (“Public Corporation”) whose shares are listed and traded on any recognized public stock exchange in Canada or the United States or a Sale that occurs when (1) the Tenant is a “subsidiary body corporate” (as that term is defined on the date of this Lease under the Canada Business Corporations Act, R.S.C. 1985, c.C-44) of a Public Corporation and (2) it is the shares of the Public Corporation and not of the Tenant that are transferred or issued.

(b)	For greater certainty, it is agreed that it shall be reasonable for Landlord to withhold its consent to a Transfer, if:

(i)	the proposed Transferee does not have a good business reputation and experience in the use to be made of the Premises pursuant to the terms of this Lease;

(ii)	the proposed Transferee does not have financial strength at least sufficient to satisfy all of the obligations of Tenant hereunder;

(iii)	the proposed Transferee is an existing occupant of any part of the Project;

(iv)	the proposed Transferee is then a prospect involved in bona fide negotiations with Landlord respecting the leasing of any premises in the Project;

(v)	the proposed Transfer or proposed use or occupancy of the Premises by the proposed Transferee would result in a breach of any lease, agreement to lease or other agreement by which Landlord is bound with respect to any part of the Project;

(vi)	Tenant is in default under this Lease or any other agreement with the Landlord affecting the Premises;

(vii)	without affecting the interpretation of Article 8 or any other provision hereof, the use proposed to be made of the Premises by the Transferee will be incompatible with the uses of other tenants of the Project, in the sole discretion of Landlord, acting reasonably (provided that the foregoing shall not prohibit the Transferee from carrying out the permitted use expressly set out under subsection 1(i) of this Lease), or will be more burdensome on the Project, in terms of parking requirements or any other factor, than the permitted use of the Premises by Tenant as expressly set for in subsection 1(i) of this Lease;

(viii)	any use which will result in a breach of any of the other provisions of this Lease;

(ix)	Landlord is not satisfied, acting reasonably, in the case of a proposed Sale, that:

(I)	following such Sale, Tenant will have financial strength at least sufficient to satisfy all of the obligations of Tenant hereunder and otherwise acceptable to Landlord, acting reasonably; and/or

(II)	there will be continuity of management or business practices following such proposed Sale;

(x)	Landlord is not satisfied, acting reasonably, in the case of a proposed Reorganization, that:

(I)	the financial strength of the entity resulting from such Reorganization will be equal to or better than that of Tenant as at the date of this Lease; and/or

(II)	there will be continuity of management or business practices following such proposed Reorganization;

(xi)	Tenant fails to provide Landlord with at least fifteen (15) days’ prior written notice of the proposed Transfer, which notice shall be accompanied by all of the information required pursuant to the provisions of Section 14.2 below.

Notwithstanding anything contained in the foregoing to the contrary, the provisions of subsections (b)(iii) or (iv) shall not apply in the event Landlord has not and will not, within the six (6) months following Landlord’s receipt of the notice of the Transfer, have premises in the Project available for lease that could reasonably satisfy such Transferee’s needs.

(c)	Notwithstanding the foregoing, provided Tenant is Primerica Life Insurance Company of Canada and/or a Permitted Transferee and provided Tenant is not then in receipt of written notice of default from Landlord or is not then in default for which no notice is required pursuant to the applicable provisions of this Lease, then Tenant shall be permitted to assign this Lease or sublet the Premises in whole or in part or effect a Sale or Reorganization (collectively; a “Permitted Transfer”) on prior written notice to Landlord accompanied by any information which may be required for Landlord to consider the Financial Covenant (as hereinafter defined) of the proposed Permitted Transferee, but without the prior written consent of Landlord, to:

(i)	a holding body corporate, a subsidiary body corporate or an affiliate corporation of the Tenant (as those terms are defined in the Business Corporations Act (Canada) as amended or replaced from time to time); or

(ii)	the purchaser of all or a substantial portion of the Ontario business of, or a corporation created by merger or amalgamation with, the Tenant,

collectively, a “Permitted Transferee”, provided that, in the case of a Sale or Reorganization, Tenant delivers to Landlord such information as may be requested by Landlord, acting reasonably, in order to demonstrate to Landlord’s reasonable satisfaction (as to which satisfaction Landlord has given written notice to Tenant) that the proposed Permitted Transferee has a good business reputation and has financial strength at least sufficient to satisfy all of the obligations of Tenant under this Lease. If Landlord is unable to satisfy itself as aforesaid, the reasonable particulars of which Landlord shall identify to Tenant, in writing, in order for such proposed Permitted Transfer to be effective, Tenant must first deliver to Landlord a certified cheque payable to Landlord in an amount equal to two (2) months Basic Rent, Operating Costs, Management Fee and Realty Taxes then due and payable (plus applicable Sales Taxes) under this Lease, which amount shall be held by Landlord, without interest, as a prepayment of Rent payable under this Lease by the Permitted Transferee and as security for the performance by the Permitted Transferee of the provisions of this Lease, all in accordance with a rent deposit agreement which shall be entered into between the parties (each acting reasonably). No such Permitted Transfer shall be effective until the Permitted Transferee enters into an agreement with Landlord contemplated by, and provided such Permitted Transfer otherwise complies with, the applicable provisions of this Article 14.

(d)	If Landlord withholds, delays or refuses to give consent to any Transfer, whether or not Landlord is entitled to do so, Landlord shall not be liable for any losses or damages in any way resulting therefrom and Tenant shall not be entitled to terminate this Lease or exercise any other remedy whatever in respect thereof except to seek the order of a court of competent jurisdiction compelling Landlord to grant any such consent which Landlord is obliged to grant pursuant to the terms of this Lease.

(e)	Save for a Transfer to a Permitted Transferee, no Transfer may be made where any portion of the Rent is lower than the market rent or on terms more favourable than arm’s length market terms for a sublease (as the case may be) of comparable premises in the market place prevailing at the time of the Transfer.

(f)	Landlord shall respond to a request for consent within fifteen (15) business days after receipt of such request and all other information required to be provided to Landlord.

14.2	Obtaining Consent

All requests to Landlord for consent to any Transfer shall be made to Landlord in writing together with:

(a)	a copy of the agreement pursuant to which the proposed Transfer will be made;

(b)	a cheque payable to Landlord in the amount of One Thousand ($1,000.00) Dollars as a deposit on account of all costs incurred by Landlord in considering and processing the request for consent, which costs shall include, without limitation, the cost of any credit checks, legal costs, and Landlord’s reasonable administrative fee (which is Landlord’s charge for processing such request for consent and, to the extent completed by Landlord, the charge for completing any documentation to implement any Transfer, it being acknowledged that such documentation may, at Landlord’s option, be prepared by Landlord’s solicitor, whereupon the charges for preparation of documentation will be included in legal costs); all of which costs incurred by Landlord in respect of any such request for consent shall be the responsibility of and shall be paid by Tenant forthwith upon demand, whether or not Landlord grants its consent to any proposed Transfer; and

(c)	such information in writing as a landlord might reasonably require respecting a proposed Transferee and which might be required to provide Landlord with all the information necessary to determine whether or not the provisions of subsection 14.1(b) above have been complied with, and which information shall include, without limitation, the name, business and home addresses and telephone numbers, business experience, credit information and rating, financial position and banking and business references and description of business to be conducted by the Transferee on the Premises and parking requirements for such business; and

(d)	in the case of a proposed Sale or Reorganization, at Landlord’s request, Tenant shall provide Landlord with such information about Tenant, and of any affiliate of Tenant, as may be reasonably required by Landlord in order to ascertain whether or not there has been any Sale or Reorganization. Delivery of any such corporate information shall be conditioned upon Landlord’s execution of a reasonable non-disclosure agreement.

14.3	Landlord’s Option

(a)	Notwithstanding the other provisions contained in this Article 14, Landlord shall have the option, exercisable by written notice to Tenant within fifteen (15) days after the satisfaction of the provisions of Section 14.2 above, to take a Transfer from Tenant of the portion of the Premises which is the subject of the proposed Transfer (“Transferred Premises”) on the same terms as the proposed Transfer in respect of which Tenant had requested Landlord’s consent, as aforesaid. Notwithstanding anything to the contrary, Landlord’s rights under this subparagraph (a), to take a Transfer from Tenant in lieu of consenting to a Transfer, shall not apply in connection with any Transfer (provided that Tenant shall remain obliged to obtain Landlord’s consent to same if otherwise required under this Lease) whereby Tenant: (1) effects a Transfer to a Permitted Transferee; or (2) sublets a portion of the Premises to an arm’s length third party where such portion of the Premises is temporarily not required for Tenant’s business and Tenant has not then subleased, in the aggregate, including the then-proposed sublease, more than fifty percent (50%) of the Rentable Area within the Premises.

(b)	If Landlord elects to take a Transfer as contemplated pursuant to subsection 14.3(a) above, Tenant hereby grants to Landlord (and any others permitted by Landlord) the right, in common with Tenant and all other entitled thereto, to use for their intended purposes all portions of the Premises in the nature of Common Facilities (such as corridors, washrooms, lobbies and the like) or which are reasonably required for proper access to or use of the Transferred Premises (such as reception area, interior corridors, mechanical or electrical systems and ducts and the like) and Landlord shall have the right to complete any demising required therefor.

14.4	Terms of Transfer

In the event of any Transfer, Landlord shall have the following rights:

(a)	other than with respect to a Transfer to a Permitted Transferee, to require Tenant and the Transferee and any indemnifier in respect of Tenant’s obligations hereunder to enter into an agreement in writing to implement any amendments to this Lease to give effect to Landlord’s exercise of any of its rights hereunder;

(b)	to require the Transferee to enter into an agreement (“Assumption Agreement”) with Landlord in writing to be bound by all of Tenant’s obligations under this Lease and to be bound by all of the provisions of this Lease and, to the extent permitted by applicable Laws, to waive any right it, or any Person on its behalf, may have to disclaim, repudiate or terminate this Lease pursuant to any bankruptcy, insolvency, winding-up or other creditors proceeding, including, without limitation, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), and to agree that in the event of any such proceeding Landlord will comprise a separate class for voting purposes. If the Transferee is incorporated, established or resident in a jurisdiction other than the Province of Ontario, the Assumption Agreement shall contain an attornment by the Transferee to the laws and courts of the Province of Ontario;

(c)	other than with respect to a Transfer to a Permitted Transferee, to receive fifty percent (50%) of all amounts to be paid to Tenant under the agreement in respect of such Transfer in excess of the Rent payable under this Lease (to which Landlord is entitled to receive one hundred percent (100%)), less only Tenant’s reasonable costs incurred in connection with such Transfer (including brokerage fees, advertising costs, fixturing periods, rent-free periods, and inducements, all of which shall be evidenced by receipted invoices or other documentation copied to Landlord) and any consideration which is bona fide being paid to Tenant for equipment, furnishings and other property to be conveyed by Tenant as part of or together with the transaction of Transfer and which is not reasonably attributable to Tenant’s interest in this Lease and less, in the case of a sublease, all amounts receivable by Tenant under the sublease equal to the amounts payable by Tenant hereunder each month during the term of the sublease in respect of the Transferred Premises;

(d)	to require the Transferee, in case of a Transfer by sublease, to waive any rights pursuant to subsections 17, 21 and 39(2) of the Commercial Tenancies Act (Ontario) and any amendments thereto and any other statutory provisions of the same or similar effect, to retain the unexpired Term of this Lease, or any portion thereof or obtain any right to enter into any lease or other agreement directly with Landlord for the Premises or any portion thereof, or otherwise remain in possession of any portion of the Premises; and

(e)	at Landlord’s option, to require, if the Transfer is a sublease or other transaction not including an assignment, that, where Tenant is in default hereunder, at any time upon receipt of notice from Landlord, all amounts payable by the Transferee each month be paid directly to Landlord who shall apply the same on account of Tenant’s obligations under this Lease, but no such collection or acceptance of any Rent by Landlord shall be deemed to be a waiver of Landlord’s rights under this Lease or an acceptance of or consent to any such Transfer or a release of any of Tenant’s obligations under this Lease.

14.5	Effect of Transfer

(a)	No consent of Landlord to a Transfer shall be effective unless given in writing and executed by Landlord. No Transfer and no consent by Landlord to any Transfer shall constitute a waiver of the necessity to obtain Landlord’s consent to any subsequent or other Transfer.

(b)	In the event of any Transfer or any consent by Landlord to any Transfer, Tenant shall not thereby be released from any of its obligations hereunder but shall remain bound by all such obligations pursuant to this Lease for the balance of the Term.

(c)	Tenant hereby consents to any further:

(i)	Transfers of this Lease;

(ii)	amendments of this Lease which may be made between the Transferee and Landlord (“Amendments”);

(iii)	Alterations which may be made by the Transferee in accordance with the applicable provisions of this Lease;

without the further consent or agreement of Tenant. Tenant shall continue to be bound by all of its obligations pursuant hereto notwithstanding any such further Transfers or any Amendments or Alterations, to the extent of what would have been Tenant’s obligations pursuant hereto had such Transfers, Amendments or Alterations not been made. Tenant’s obligations pursuant hereto shall not be increased as a result of any such Transfers, Amendments or Alterations and Landlord agrees to provide to Tenant a copy of any such Transfers or Amendments and notice of any such Alterations.

(d)	If any Transferee extends or renews this Lease pursuant to any right or option or other opportunity afforded hereunder to Tenant, or if any Transferee leases other premises pursuant to any right or option or other opportunity afforded hereunder to Tenant, each Transferor shall be liable for all of the obligations of Tenant resulting from the exercise thereof throughout the Term as renewed or extended.

(e)	Every Transferee shall be obliged to comply with all of the obligations of Tenant under this Lease. Tenant shall enforce all of such obligations against each Transferee. Any default of any Transferee shall also constitute a default of Tenant hereunder.

(f)	Tenant agrees that if this Lease is ever disclaimed, repudiated or terminated by or on behalf of a Transferee pursuant to any bankruptcy, insolvency, winding-up or other creditors’ proceeding, including any proceeding under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), or if Landlord terminates this Lease as a result of any act or default of any Transferee, Tenant shall nonetheless remain responsible for fulfilment of all obligations of Tenant hereunder for what would have been the balance of the Term but for such disclaimer, repudiation or termination and shall, upon Landlord’s request, enter into a new lease of the Premises for such balance of the Term and otherwise on the same terms and conditions as in this Lease, subject to such written amendments thereto to which Tenant and Landlord had agreed at any time prior to such disclaimer, repudiation or termination, and with the exception that Tenant will accept the Premises in “as is” condition.

14.6	Assignment by Landlord

Landlord shall have the right to sell, lease, convey, mortgage, or otherwise dispose of the Project or any part thereof and to assign this Lease and any interest of Landlord pursuant to this Lease without any restriction. If Landlord shall sell, lease, convey, mortgage or otherwise dispose of the Project or any part thereof or shall assign this Lease and any interest of Landlord pursuant to this Lease, then to the extent that the purchaser or assignee agrees with Landlord to assume the covenants and obligations of Landlord hereunder, Landlord shall thereupon and without further agreement be released of all liability pursuant to the terms of this Lease.

15.	STATUS AND SUBORDINATION OF LEASE

15.1	Status Statement

(a)	Tenant shall, within ten (10) days after written request from Landlord, execute and deliver to Landlord, or to any actual or proposed lender, purchaser or assignee of Landlord, a statement or certificate (“Status Statement”), in such form as requested by Landlord, confirming (or, if such is not the case, stating Tenant’s objections thereto):

(i)	that this Lease is unmodified and in full force and effect;

(ii)	the date of commencement and expiry of the Term and the dates to which Basic Rent and any other Rent, including any prepaid rent have been paid;

(iii)	whether or not there is any existing default by either party under this Lease (any defaults to be expressly identified);

(iv)	that there are no defences, counter claims or rights of set off asserted by the Tenant (or details if any of the foregoing are asserted);

(v)	the particulars of any outstanding obligations, if any, or default, if any, under any agreement between the parties, other than this Lease, which would affect the obligations of any of the parties pursuant to this Lease; and/or

(vi)	any other items reasonably requested to be confirmed or acknowledged by Landlord or an actual or prospective mortgagee or purchaser.

(b)	It is hereby understood and agreed that the Status Statement is intended to be relied upon by Landlord or an actual or prospective lender, purchaser and assignee of any interest of Landlord under this Lease or in the Project.

15.2	Subordination

At the option of Landlord to be expressed in writing from time to time, this Lease and the rights of Tenant hereunder are and shall be subject and subordinate to any and all mortgages, trust deeds and charges (any of which are herein called “Mortgage” or “Mortgages”) on or in any way affecting the Premises or the Project or any part thereof now or in the future, including all renewals, extensions, modifications and replacements of any Mortgages from time to time. Tenant shall at any time on ten (10) days’ notice from Landlord or holder of a Mortgage attorn to and become a tenant of the holder of any of such Mortgages or any party whose title to the Project is superior to that of Landlord upon the same terms and conditions as set forth herein, and shall execute promptly on request by Landlord any certificates, agreements, instruments of postponement or attornment, or other such instruments or agreements as requested from time to time to postpone or subordinate this Lease and all of Tenant’s rights hereunder to any of such Mortgages or to otherwise give full effect to any of the provisions of this Article 15.

Provided Tenant is not in default hereunder, upon written request by and at Tenant’s sole cost and expense, Landlord shall use reasonable efforts to obtain from the holder of any Mortgage, in respect of which Tenant is being requested to or is otherwise required to subordinate and as a pre-condition of any such subordination, a non-disturbance agreement to permit Tenant to continue in occupation of the Premises in accordance with and subject to the terms of this Lease. Notwithstanding anything to the contrary: (a) if there is a Mortgage registered on title to the Project as of the date hereof, Landlord shall obtain such non-disturbance agreement in favour of Tenant at no cost to Tenant, such non-disturbance agreement to be executed concurrently with this Lease; and (b) Tenant shall not be required to subordinate or attorn to any future Mortgage unless and until Tenant receives a non-disturbance agreement.

Landlord hereby represents and warrants that the Landlord is the registered owner of the Project and the Project is not subject to any ground lease or other lease which would rank in priority to the leasehold interest of Tenant.

15.3	Registration

Tenant shall not register this Lease or any short form or notice hereof except in such form as has been approved by Landlord in writing, such approval not to be unreasonably withheld or delayed. The cost of preparation, approval, execution and registration of any notice or short form of this Lease or other document to be registered by Tenant shall be borne by Tenant and, in the case of Landlord’s approval, such cost shall be payable hereunder as Additional Rent, forthwith upon demand (provided that the Tenant shall not be required to pay the Landlord’s costs for approval in connection with the first notice of lease to be registered on title by the Tenant). If Tenant registers or causes or permits there to be registered against the title to the Project any short form or notice of this Lease or other document, Tenant shall forthwith provide to Landlord details of such registration and a duplicate registered copy of the registered document. Prior to the expiry or earlier termination of this Lease, Tenant shall, at its sole cost and expense, arrange to expunge or discharge from the register of the title of the land on which the Project is located, any interest of Tenant therein.

16.	DEFAULT AND REMEDIES

16.1	Default and Remedies

(a)	It shall be deemed a default hereunder if any of the following shall occur:

(i)	Tenant shall fail, for any reason, to make any payment of Rent as and when the same is due to be paid hereunder and such default shall continue for five (5) days after written notice is given to Tenant;

(ii)	Tenant shall fail, for any reason, to perform any other covenant, condition, agreement or other obligation on the part of Tenant to be observed or performed pursuant to this Lease (other than the payment of any Rent and except for such events described in subsections 16.1(iii) through 16.1(viii)), and such default shall continue for fifteen (15) days after written notice thereof or such shorter period as expressly provided herein or, provided such default can be cured and Tenant is acting diligently, continuously and in good faith, such longer period as may be reasonably required to complete the remedying of such default;

(iii)	Tenant shall make a Transfer affecting the Premises, other than in compliance with and as expressly authorized by this Lease;

(iv)	Tenant or any other occupant of the Premises makes an assignment for the benefit of creditors or becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment, arrangement or compromise with its creditors, or makes any sale in bulk of any property on the Premises (other than in conjunction with a Transfer approved in writing by Landlord and made pursuant to all applicable legislation), or steps are taken or action or proceedings commenced by any Person for the dissolution, winding up or other termination of Tenant’s existence or for the liquidation of Tenant’s assets (provided the foregoing shall not be considered a default hereunder if such steps or action or proceedings are the subject of a bona fide dispute between Tenant and such Person and Tenant delivers to Landlord satisfactory evidence thereof);

(v)	a trustee, receiver, receiver-manager, manager, agent or other like Person shall be appointed in respect of the assets or business of Tenant or any other occupant of the Premises, and is not removed within fifteen (15) days after such appointment;

(vi)	Tenant abandons the Premises; or

(vii)	a writ of execution has been filed against Tenant or this Lease or any goods or other property of Tenant shall at any time be seized or taken in execution or attachment and such writ or seizure or taking remains unsatisfied for a period of five (5) days or more (provided that the foregoing shall not be considered a default hereunder if such writ or seizure or taking is the subject of a bona fide dispute between Tenant and such Person and Tenant delivers to Landlord satisfactory evidence thereof);

(b)	If there is an event of default then, without prejudice to and in addition to any other rights and remedies to which Landlord is entitled pursuant hereto or at law, the then current and the next three (3) months’ Rent shall be forthwith due and payable and Landlord shall have the following rights and remedies, all of which are cumulative and not alternative:

(i)	to terminate this Lease in respect of the whole or any part of the Premises by written notice to Tenant (it being understood that actual possession shall not be required to effect a termination of this Lease and that written notice alone shall be sufficient), it being understood and agreed that, if this Lease is terminated in respect of part of the Premises, this Lease shall thereupon be deemed amended as necessary to give effect thereto without need for further amendment;

(ii)	to enter the Premises as agent of Tenant and as such agent to relet them for whatever term (which may be for a term extending beyond the Term) and on whatever terms and conditions as Landlord in its sole discretion may determine and to receive the rent therefor and, as the agent of Tenant, to take possession of any furniture, fixtures, equipment, stock or other property thereon and, upon giving written notice to Tenant, to store the same at the expense and risk of Tenant or to sell or otherwise dispose of the same at public or private sale without further notice, and to make such alterations to the Premises in order to facilitate their re-letting as Landlord shall determine, and to apply the net proceeds of the sale of any furniture, fixtures, equipment, stock or other property or from the re-letting of the Premises, less all expenses incurred by Landlord in making the Premises ready for re-letting and in re-letting the Premises, on account of the Rent due and to become due under this Lease and Tenant shall be liable to Landlord for any deficiency and for all such expenses incurred by Landlord as aforesaid; no such entry or taking possession of or performing alterations to or re-letting of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention or termination is given by Landlord to Tenant;

(iii)	to remedy or attempt to remedy any default of Tenant in performing any repairs, work or other covenants of Tenant hereunder and, in so doing, to make any payments due or claimed to be due by Tenant to third parties and to enter upon the Premises, without any liability to Tenant therefor and without any liability for any damages resulting thereby, and without constituting a re-entry of the Premises or termination of this Lease, and without being in breach of any of Landlord’s covenants hereunder and without thereby being deemed to infringe upon any of Tenant’s rights pursuant hereto, and, in such case, Tenant shall pay to Landlord forthwith upon demand all amounts paid by Landlord to third parties in respect of such default and all reasonable costs of Landlord in remedying or attempting to remedy any such default plus fifteen percent (15%) of the amount of such costs for Landlord’s inspection, supervision, overhead and profit;

(iv)	to obtain damages from Tenant including, without limitation, if this Lease is terminated by Landlord, all deficiencies between all amounts which would have been payable by Tenant for what would have been the balance of the Term, but for such termination, and all net amounts actually received by Landlord for such period of time, it being agreed that Landlord shall have no obligation to mitigate its damages whether or not this Lease is terminated; and

(v)

if this Lease is terminated due to the default of Tenant, or if it is disclaimed, repudiated or terminated in any insolvency proceedings related to Tenant (collectively “Disclaimer”), to obtain payment from Tenant of the value of all tenant inducements which were received by Tenant pursuant to the terms of this Lease, the agreement to enter into this Lease or otherwise, including, without limitation, the amount equal to the value of any leasehold improvement allowance, tenant inducement payment, rent free periods, lease takeover, Leasehold Improvements or any other work for Tenant’s benefit completed at Landlord’s cost and moving allowance, which value shall be multiplied by a fraction, the numerator of which shall be the number of months from the date of Disclaimer to the date which would have been the natural expiry of this Lease but for such Disclaimer, and the denominator of which shall be the total number of months of the Term as originally agreed upon.

16.2	Interest and Costs

(a)	All amounts of Rent shall bear interest from their respective due dates until the actual dates of payment at a rate which shall be three percent (3%) per annum in excess of the Prime Rate.

(b)	Tenant shall be responsible for and pay to Landlord forthwith upon demand all costs incurred by Landlord, including, without limitation, legal costs on a substantial indemnity basis, and all other costs of any kind whatsoever, arising from or incurred as a result of any default of Tenant or any enforcement by Landlord of any of Tenant’s obligations under this Lease.

16.3	Bankruptcy and Insolvency

To the extent permitted by applicable Laws, Tenant hereby waives any right it, or any Person on its behalf, may have to disclaim, repudiate or terminate this Lease pursuant to any bankruptcy, insolvency, winding up or other creditors proceeding, including, without limitation, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), and agrees that in the event of any such proceeding Landlord will compromise a separate class for voting purposes.

16.4	Landlord’s Right of Distress

The Landlord shall be entitled to effect a distress in accordance with applicable Laws, provided that the Landlord agrees that the following shall be exempt from distress: (a) all of the Tenant’s confidential information, materials and data, whether in written or electronic format on a computer hard drive or other electronic medium; (b) information received, collected, produced or used in connection with the administration of the Tenant and its business, including, without limiting the generality of the foregoing, whether in written or electronic format on a computer hard drive or other electronic format; and (c) the Tenant’s client information whether in written or electronic format on a computer hard drive or other electronic medium.

16.5	Intentionally Deleted

16.6	Remedies to Subsist

(a)	No waiver of any of Tenant’s obligations under this Lease and no waiver of any of Landlord’s rights hereunder in respect of any default by Tenant hereunder shall be deemed to have occurred or be given as a result of any condoning, excusing, overlooking or delay in acting upon by Landlord in respect of any default by Tenant or by any other act or omission of Landlord including, without limitation, the acceptance of any Rent less than the full amount thereof, the acceptance of any Rent after the occurrence of any default by Tenant, or any verbal or written statements or agreements made by any employee of Landlord other than an agreement in writing duly executed on behalf of Landlord by one of its personnel with ostensible authority to do so. No waiver of any of Tenant’s obligations or any of Landlord’s rights hereunder shall be effective except and only to the extent of any express waiver in writing duly executed on behalf of Landlord by one of its personnel with ostensible authority to do so. The waiver by Landlord of any default of Tenant or of any rights of Landlord in respect of any term, covenant or condition herein shall not be deemed to be a waiver of any subsequent default of Tenant or rights of Landlord in respect of such term, covenant or condition. No waiver of any of Landlord’s obligations under this Lease and no waiver of any of Tenant’s rights hereunder in respect of any default by Landlord hereunder shall be deemed to have occurred or be given as a result of any condoning, excusing, overlooking or delay in acting upon by Tenant in respect of any default by Landlord or by any other act or omission of Tenant, including any verbal or written statements or agreements made by any employee of Tenant other than an agreement in writing duly executed on behalf of Tenant by one of its personnel with ostensible authority to do so. No waiver of any of Landlord’s obligations or any of Tenant’s rights hereunder shall be effective except and only to the extent of any express waiver in writing duly executed on behalf of Tenant by one of its personnel with ostensible authority to do so. The waiver by Tenant of any default of Landlord or of any rights of Tenant in respect of any term, covenant or condition herein shall not be deemed to be a waiver of any subsequent default of Landlord or of the rights of Tenant in respect of such term, covenant or condition.

(b)	All rights and remedies of Landlord under this Lease and at law shall be cumulative and not alternative, and the exercise by Landlord of any of its rights pursuant to this Lease or at law shall at all times be without prejudice to any other rights of Landlord, whether or not they are expressly reserved. Tenant’s obligations under this Lease shall survive the expiry or earlier termination of this Lease and shall remain in full force and effect until fully complied with. All rights and remedies of Tenant under this Lease and at law shall be cumulative and not alternative, and the exercise by Tenant of any of its rights pursuant to this Lease or at law shall at all times be without prejudice to any other rights of Tenant, whether or not they are expressly reserved. Landlord’s obligations under this Lease shall survive the expiry or earlier termination of this Lease and shall remain in full force and effect until fully complied with.

(c)	If Landlord assigns this Lease to a mortgagee or holder of other security on the Premises or the Project or any part thereof or to any other Person whatsoever Landlord shall nonetheless be entitled to exercise all rights and remedies available to it pursuant to this Lease and at law without providing evidence of the approval or consent of such mortgagee, holder of other security or other Person whatsoever.

16.7	Impossibility of Performance

If and to the extent that either Landlord or Tenant shall be unable to fulfill or shall be delayed or restricted in the fulfilment of any obligation under this Lease, other than the payment by Tenant of any Rent or any other amounts payable by Tenant under this Lease, by reason of unavailability of material, equipment, utilities, services or labour required to enable it to fulfill such obligation or by reason of any Laws, or by reason of any strike, lock out, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations, or by adverse weather conditions (being weather conditions which preclude any work at the Project for a substantial part of a work day which causes the construction schedule to be delayed) or any Acts of God, or its not being able to obtain any permission or authority required pursuant to any applicable Laws or by reason of any other such cause beyond its control and not the fault of the party being delayed and not avoidable by the exercise of reasonable foresight (excluding the inability to pay for the performance of such obligation), then the party being delayed shall be entitled to extend the time for fulfilment of such obligation by a time equal to the duration of such delay or restriction, and the other party shall not be entitled to any compensation for any loss, inconvenience, nuisance or discomfort occasioned thereby. The party delayed will, however, use its best efforts to fulfil the obligation in question as soon as is reasonably practicable by arranging an alternate method of providing the work, services or materials being delayed subject, in the case of performance by Tenant, to the approval of Landlord in its sole and absolute discretion. In any event, the provisions of this Section 16.7 shall not apply to permit any delay in any payment by Tenant of any Rent or any other amounts payable by Tenant under this Lease. For greater certainty, the provisions of this Section 16.7 shall also include any delays experienced by Landlord in obtaining any permits or materials or approvals to plans or otherwise required from any party (save and except Tenant) necessary for Landlord’s Work and any delays resulting from items constituting force majeure under any construction agreement entered into by Landlord for the construction of the Premises.

17.	CONTROL OF PROJECT

17.1	Operation of Project by Landlord

(a)	The Project is at all times subject to the exclusive control and management of Landlord. The provisions of this Section 17.1 and any other provisions of this Lease shall not be interpreted so as to impose any liability or obligation whatsoever on Landlord and Landlord shall have only such obligations as are expressly set forth in this Lease.

Without limiting the generality of the foregoing, Landlord shall have the right to:

(i)	police and supervise any or all portions of the Project;

(ii)	temporarily obstruct, lock up or close off all or any part of the Project for purposes of performing any maintenance, repairs or replacements or for security purposes or permanently obstruct, lock up or close off all or any part of the Project (provided same does not materially, adversely affect Tenant’s use of or access to the Premises) to prevent the accrual of any rights to any Person or the public or any dedication thereof;

(iii)	grant, modify and terminate any easements or other agreements respecting any use or occupancy, maintenance of or supply of any services to any part of the Project; and

(iv)	use or permit to be used any part of the Common Facilities for any purpose which shall be in accordance with prudent management practice and the Building Standard from time to time, including promotional activities, merchandising, display, entertainment or special features.

Tenant agrees that all enclosed Common Facilities including any enclosed areas, malls or walkways in the Project may be open for access to the Premises during the Business Hours of the Project as determined by Landlord from time to time, and during any other hours as Landlord may determine; at any other times, any or all enclosed areas, malls and walkways may be locked by Landlord, and the public and Tenant may be excluded therefrom, except that tenants of office premises shall be entitled to access to their respective leased premises subject to compliance with all applicable rules and regulations of Landlord, including those related to security.

In order to perform any maintenance, repairs, alterations or improvements in or relating to any part of the Project, provided Tenant shall have reasonable access to the Premises, Landlord may cause reasonable and temporary obstructions of Common Facilities without thereby constituting or being deemed to constitute an interference with any of Tenant’s rights hereunder or a breach by Landlord of any of its obligations hereunder.

(b)	Landlord shall operate the Project including the provision of utilities and HVAC during Business Hours for normal office use consumption, standard janitorial services and elevator service, all in a reasonable manner in keeping with the Building Standard, the costs of which shall be included in Operating Costs.

(c)	Subject to the provisions of Section 16.7 above and Landlord’s rules and regulations and security requirements in effect from time to time, and further, subject to maintenance requirements and requirement to repair and/or replace Building systems and infrastructure, and subject to the other provisions hereof, including Section 17.2 below, Tenant shall be entitled to have access to the Premises twenty-four (24) hours per day on every day during the Term.

(d)	Landlord, in its sole discretion, may from time to time expand, reduce or otherwise alter the Project and the lands, buildings, structures, improvements, equipment and facilities thereon.

17.2	Alterations of the Project

(a)	Notwithstanding anything contained in this Lease, at any time and from time to time and either prior to or after the Commencement Date, Landlord shall have the right to construct on or remove from the Project or adjacent lands such other buildings or extensions of buildings as Landlord may desire. Landlord shall have the right to make any changes in, additions to, deletions from, rearrangements of or relocations of any part or parts of the Project, including any of the Common Facilities as Landlord shall consider necessary or desirable and, to the extent required in order to comply with Laws and/or to accommodate the provision of services within the Project, Landlord shall have the right to add to, subtract from or alter the shape or dimensions of all or any portion of the Premises, which, or any of which, are referred to in this Section 17.2 as “Changes”, provided that as a result of effecting such Changes, the Premises shall be reasonably similar in all material respects to the Premises as they existed immediately prior to such additions, subtractions or alterations, as the case may be and Tenant shall at no time be prevented from conducting business in the Premises as altered or relocated by such Changes.

(b)	Landlord shall have no right to relocate the Premises.

(c)	Tenant shall not have the right to object to or make any claim other than as expressly set forth herein on account of the exercise by Landlord of any of its rights under this Section 17.2 and Tenant shall not be entitled to any abatement or reduction of Rent except a reduction of Rent proportionate to any reduction in area of the Premises as relocated.

(d)	Landlord shall make any such Changes as expeditiously as is reasonably possible in the circumstances and shall interfere as little as is reasonably possible in the circumstances with Tenant’s business operation in the Premises. Tenant shall forthwith, at the request of Landlord, execute such further assurances, releases or documents as may be required by Landlord to give effect to any of Landlord’s rights under this Section 17.2.

17.3	Landlord Not in Breach

The exercise by Landlord of any of its rights under this Article 17 (and any resultant interruption, noise, disruption, etc.) shall not constitute a breach by Landlord of any of its obligations under this Lease nor an infringement nor breach of any of Tenant’s rights under this Lease or at law, nor entitle Tenant to any abatement of Rent or damages or any other remedy whatsoever, whether or not damage to or interference with the use of the Premises or their contents shall result, except as set forth in 17.2(c) above.

17.4	Use of Common Facilities

Tenant shall not itself and shall not permit any of Tenant’s Parties to obstruct any Common Facilities including driveways, laneways, access routes or other portions of the Project other than as expressly permitted pursuant hereto or as otherwise expressly permitted by Landlord in writing; if there shall be a breach of this Section 17.4 Landlord shall have the right, at the expense of Tenant, to remove such obstruction, the cost thereof to be paid by Tenant forthwith upon demand, and Landlord shall not be responsible for and is hereby released from any liability for any damage caused to the item creating the obstruction. Landlord shall also be entitled to hold such item as security for the payment of the costs of removing the same and any damage caused by the establishment or removal of such obstruction.

17.5	Rules and Regulations

Attached hereto as Schedule “E” are the current rules and regulations for the Project. Landlord may, from time to time, amend such rules and regulations and make any further rules and regulations for the management and operation of the Project as Landlord shall reasonably determine, and Tenant and Tenant’s Parties shall be bound by and shall comply with all of such rules and regulations attached hereto and any amended and further rules and regulations of which notice is given to Tenant from time to time and all of such rules and regulations shall be deemed to be incorporated into and form a part of this Lease. To the extent that any future or other rules and regulations conflict with any express provision of this Lease, the express provision of this Lease shall prevail. The imposition of any rules and regulations shall not create or imply any obligation of Landlord to enforce them or create any liability of Landlord for their non enforcement or otherwise. The Landlord will not enforce the rules and regulations against the Tenant in a manner that is discriminatory solely as against the Tenant.

17.6	Access to Premises and Suspension of Utilities

(a)	Landlord, without limiting any other rights Landlord may have pursuant hereto or at law, shall have the right, but not the obligation, to enter the Premises at any time on reasonable notice, (except in the case of a real or perceived emergency when no notice shall be required) and for any of the following purposes:

(i)	to examine the Premises to view the state of repairs, condition and use thereof, and to perform any maintenance, repairs and alterations to the same or any part thereof as may be required or permitted by this Lease and to perform any maintenance, repairs and alterations to the Project and to any mechanical, electrical, HVAC equipment and services located therein serving the Premises or any other part of the Project, and for all of such purposes, Landlord may take such material and equipment into the Premises as Landlord may require;

(ii)	to protect the Premises or any part of the Project in respect of any construction or other work being performed in premises adjoining or in the vicinity of the Premises or the Project;

(iii)	for any purposes as determined by Landlord in cases of emergency;

(iv)	to read any utility or other similar meters located in the Premises;

(v)	during the last twelve (12) months of the Term to place “For Rent” signs on the Premises and to show the Premises to prospective tenants and to permit prospective tenants to make inspections, measurements and plans;

(vi)	at any time during the Term, to show the Premises to prospective purchasers, mortgagees or lenders; and

(vii)	to exercise any of the rights available to Landlord pursuant to this Lease.

(b)	Subject to subsection 17.2(a), Landlord shall have the right to run through or locate in the Premises conduits, wires, pipes, ducts and other elements of any systems for utilities, HVAC, telephone and other communications systems and any other such systems to serve the Premises or the Project or any parts thereof (provided that there shall be no material or permanent interference with Tenant’s equipment and systems). Landlord shall have access for itself and those designated by it to the Premises for the purpose of inspecting, maintaining, repairing, replacing, altering such conduits, wires, pipes, ducts and other elements of any such systems and any services in respect of any of the same. Notwithstanding the foregoing, the Rentable Area of the Premises shall be deemed not to be reduced or otherwise affected as a result of any of such systems being located on or running through the Premises. Landlord shall also have access to the Premises for other tenants of the Project and for itself and those designated by it to inspect services and/or to perform such work in respect of the Project as Landlord shall deem necessary.

(c)	Intentionally deleted.

(d)	In case of emergencies or for such reasonable purposes as may be required to effect alterations to the Project from time to time, Landlord shall have the right to suspend the availability of utilities; except in emergencies, such suspension of utilities shall be done on reasonable notice to Tenant and outside Business Hours.

(e)	Landlord shall exercise its rights pursuant to this Section 17.6 in such manner and at such times as Landlord, acting reasonably but in its sole discretion, shall determine; at any time that entry by Landlord is desired in case of emergency, and if no personnel of Tenant are known by Landlord to be present on the Premises or if such personnel fail for any reason to provide Landlord immediate access at the time such entry is desired, Landlord may forcibly enter the Premises without liability for damage caused thereby.

17.7	Noise and Vibration

Tenant acknowledges that the Project is or may be situated at or near the subway or rail lines or other transportation facilities and Tenant agrees that neither Landlord nor the Toronto Transit Commission or other transportation supplier shall be liable or responsible in any way for any disturbance to Tenant’s business operations caused or contributed to by noise or vibrations in, on or about the Project resulting from any reason whatsoever, including the transit operation of the subway system or the ventilation system in the Project.

17.8	Landlord’s Alterations

Notwithstanding anything to the contrary, but except in the case of any real or perceived emergency, in the exercise of its rights under this Article 17, Landlord shall act diligently and expeditiously as is commercially reasonably possible in the circumstances and shall use commercially reasonable efforts to minimize any interfere with Tenant’s business operation in the Premises.

18.	EXPROPRIATION

(a)	If the whole or any part of the Premises shall be expropriated (which term shall for the purposes of this Article 18 include expropriation, condemnation or sale by Landlord to an authority with the power to expropriate, condemn or take) by any competent authority, then:

(i)	Landlord and Tenant shall co-operate with each other in respect of such expropriation so that Tenant may receive the appropriate award to which it is entitled in law for relocation costs and business interruption and so that Landlord may receive the maximum award to which it may be entitled in law for all other compensation arising from such expropriation, including, without limitation, all compensation for the value of Tenant’s leasehold interest in the Premises, all of which shall be the property of Landlord, and all of such Tenant’s rights in respect of such expropriation, excluding only rights in respect of relocation costs and business interruption, shall be and are hereby assigned to Landlord; to give effect to such assignment to Landlord, Tenant shall execute such further documents as are necessary, in Landlord’s opinion, to effect such assignment, within ten (10) days after demand; and

(ii)	this Lease shall continue in full force and effect in accordance with its terms unless and until the date on which this Lease is terminated as a result of such expropriation;

(b)	If, the whole or any part of the Project shall be expropriated, then subject to the foregoing provisions respecting expropriation of the Premises:

(i)	all compensation resulting from such expropriation shall be the absolute property of Landlord and all of Tenant’s rights, if any, to any such compensation shall be and are hereby assigned to Landlord; Tenant shall execute such further documents as are necessary, in Landlord’s opinion, to effect such assignment within ten (10) days after demand; and

(ii)	this Lease shall continue in full force and effect in accordance with its terms unless and until terminated as a result of such expropriation.

19.	MISCELLANEOUS

19.1	Notices

All notices, demands, requests or other instruments (“Notices”) which may be or are required to be given under this Lease shall be in writing and shall be delivered by messenger or sent by prepaid registered Canadian mail, at the Address for Service of Notice on Tenant and if to Landlord at the Address for Service of Notice on Landlord, all as provided in subsection 1(j) hereof.

All such Notices shall be conclusively deemed to have been given and received upon the day the same is delivered by messenger or, if mailed as aforesaid, four (4) business days (excluding Saturdays, Sundays, holidays and days upon which regular postal service is interrupted or unavailable for any reason) after the same is mailed as aforesaid. Any party may at any time by notice in writing to the other change the Address for Service of Notice on it. If two or more Persons are named as Tenant, any Notice given hereunder shall be sufficiently given if delivered or mailed in the foregoing manner to any one of such Persons.

19.2	Planning Act

This Lease is entered into subject to the provisions of and compliance with the provisions of all applicable legislation dealing with planning restrictions. If the Term, including any rights of renewal under this Lease, shall be expressed to extend for a period in excess of the maximum period for which a lease may be granted without the consent of the body having jurisdiction pursuant to such legislation (“Maximum Period”) then, until any necessary consent to this Lease is obtained pursuant to the provisions of the applicable legislation, on terms and conditions acceptable to Landlord in its sole discretion, the Term together with any rights of renewal pursuant to this Lease shall be conclusively deemed to extend for the Maximum Period less one (1) day from the Commencement Date; Tenant shall cooperate with Landlord in making application for any such consent. The cost of applying for and obtaining such consent shall be shared equally between Landlord and Tenant.

19.3	Complete Agreement

It is understood and agreed that (other than and to the extent of the construction provisions contained in an agreement to lease between the parties respecting the Premises, if any), this Lease (including the schedules exhibits and appendices attached to it) constitutes the complete agreement between the parties and that there are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this Lease or the tenancy created hereby, expressed or implied, collateral or otherwise, except as expressly set forth herein. Tenant acknowledges that no representatives of Landlord are authorized to make on Landlord’s behalf any covenants, representations, agreements, warranties or conditions of any kind or in any manner whatsoever other than as expressly set forth in writing in this Lease in the form in which it is executed by Landlord.

No amendment to this Lease shall be binding upon Landlord unless the same is in writing and executed by Landlord.

19.4	Time of the Essence

Time is of the essence of this Lease and all parts hereof.

19.5	Applicable Law

This Lease shall be governed by and interpreted in accordance with the laws of the Province of Ontario. The parties agree that the Courts of Ontario shall have jurisdiction to determine any matters arising hereunder, except to the extent, if any, expressly provided to the contrary herein, and the parties hereby attorn to the jurisdiction of the Courts of Ontario.

19.6	Severability

If any provision of this Lease or any portion thereof or the application of any of the same is illegal, unenforceable or invalid, it shall be considered separate and severable from this Lease and all of the remaining provisions hereof shall remain in full force and effect as though any such provision of this Lease or any portion thereof had not been included in this Lease but such provision of this Lease or portion hereof shall nonetheless continue to be enforceable to the full extent permitted by law.

19.7	Section Numbers and Headings

The table of contents of this Lease and all section numbers and all headings are inserted as a matter of convenience only and shall in no way limit or affect the interpretation of this Lease.

19.8	Interpretation

Whenever a word importing singular or plural is used in this Lease such word shall include the plural and singular respectively. Where any party is comprised of more than one entity, the obligations of each of such entities shall be joint and several. Subject to the express provisions contained in this Lease, words such as “hereof”, “herein”, “hereby”, “hereinafter”, and “hereunder” and all similar words or expressions shall refer to this Lease as a whole and not to any particular section, or portion hereof being less than the whole.

19.9	Successors

This Lease and all portions hereof shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, assigns and other legal representatives excepting only that this Lease shall not enure to the benefit of any of such parties unless and only to the extent expressly permitted pursuant to the provisions of this Lease.

19.10	Acting Reasonably

Wherever a determination or consent is to be made or given by either of the parties hereto, unless expressly provided herein to the contrary, such determination and consent shall be made or given acting reasonably.

19.11	Joint and Several

If there is at any time more than one Tenant or more than one Person constituting Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them. If Tenant is or becomes a partnership, each Person who is a member, or shall become a member, of such partnership or its successors shall be and continue to be jointly and severally liable for the performance of all covenants of Tenant pursuant to this Lease, whether or not such Person ceases to be a member of such partnership or its successor.

19.12	Privacy Policy

Tenants who are individuals consent that Bentall Real Estate Services LP (“Bentall”) may collect, use, and disclose the personal information in this document or otherwise collected by or on behalf of Bentall or their agents, affiliates, or service providers, for the purposes of: (i) considering this Lease and determining the suitability of Tenant, both for the initial Term and for any extension periods; (ii) taking action for collection of Rent in the event of default by Tenant; and (iii) as otherwise provided in Bentall’s Privacy Policy, a copy of which is available at www.bentall.com. Consent under this Lease includes the disclosure of such information to credit agencies, collection agencies and existing or potential lenders, investors and purchasers. Tenant also consents to, and confirms its authority to consent to, Bentall’s collection, use, and disclosure, for such purposes, of personal information about employees of Tenant and other individuals whose personal information is provided to or collected by Bentall in connection with this Lease.

20.	LIMITATION OF LIABILITY

If Landlord or any assignee of the beneficial rights of Landlord is ever a Real Estate Investment Trust or other trust (a “Trust”), then Tenant acknowledges and confirms that the obligations of Landlord hereunder are not and will not be binding on a trustee of the Trust, any registered or beneficial holder of one or more units of a Trust or other beneficiaries (“Unitholder”) or any annuitant under a plan of which such a Unitholder acts as trustee or carrier, or any officers, employees or agents of the Trust during the Term or any extension or renewal thereof and that resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing. Tenant’s recourse, if any, in respect of the obligations of the Trust shall be limited to the Trust’s interest in the Project.

21.	INDEPENDENT LEGAL ADVICE/FREELY NEGOTIATED

(a)	The parties hereto acknowledge and covenant that the provisions of this Lease have been freely and fully discussed and negotiated and that the execution and delivery of this Lease constitutes and is deemed to constitute full and final proof of the foregoing statement.

(b)	Tenant acknowledges the suggestion of Landlord that, before executing this Lease, Tenant should obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed this Lease.

2725321 CANADA INC.

Per:	/s/ Christine Lundvall
Name:	CHRISTINE LUNDVALL
Title:	AUTHORIZED SIGNING OFFICER

Per:	/s/ Heather Jenkins	c/s
Name:	HEATHER JENKINS
Title:	AUTHORIZED SIGNATORY

I/We have authority to bind the Corporation.

The undersigned Tenant hereby represents and warrants to Landlord that Tenant is a corporation in good standing and duly organized under the Laws of Canada and is authorized to do business in the Province of Ontario and that this Lease has been validly executed and delivered by Tenant and is valid and enforceable against Tenant.

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

Per:	/s/ John A. Adams
Name:	John A. Adams
Title:	EVP & CEO

Per:	/s/ Heather Koski	c/s
Name:	Heather Koski
Title:	VP & CFO

I/We have authority to bind the Corporation.

Schedule “C”

SPECIAL PROVISIONS

1.	Estimate of Operating Costs, Management Fee and Realty Taxes

The parties agree that Landlord has estimated that Tenant’s obligations hereunder in respect of Operating Costs, Management Fee and Realty Taxes for the year 2007 would be approximately approximately eleven dollars and fifty-nine cents ($11.59) per square foot of the Rentable Area of the Premises; it is understood that this estimate by Landlord is a bona fide estimate made as of January 1, 2007, but that it is not intended by Landlord to be relied upon by Tenant and is not binding and does not impose liabilities on Landlord or affect Tenant’s obligations hereunder.

2.	Rent Free Period

Provided Tenant is not then in default, Tenant shall not be responsible for the payment of Basic Rent in respect of the whole of the Premises (save for Suite 406) for the first eight (8) months of the initial Term only but, for greater certainty, Tenant shall continue to remain responsible for the payment of Basic Rent in respect of Suite 406 and all Additional Rent during such period.

3.	Parking

(a)	Provided Tenant is not in ongoing material default beyond any applicable cure period expressly provided for in this Lease and has not become bankrupt or insolvent or has not made an assignment for the benefit of creditors or has not taken the benefit of any statute in force for bankrupt or insolvent debtors or a petition in bankruptcy has not been filed against Tenant or a receiving order has not been made against Tenant, during the Term, as same may be extended pursuant hereto, unreserved parking spaces shall be made available for the parking of passenger vehicles in the Parking Facilities in such locations as are from time to time designated by Landlord, at a ratio of approximately three (3) parking spaces for every one thousand (1,000) square feet of Rentable Area of the Premises which is actually, physically occupied by Tenant, by itself or by or in combination with a Transferee, for the active and diligent conduct of business therefrom (“Parking Spaces”), on the following terms and conditions.

(b)	For greater certainty, the ratio of Parking Spaces set forth herein is inclusive of:

(i)	six (6) spaces adjacent to the Building (as shown in hatched on the plan attached to this Schedule “C” as Exhibit “1”); and

(ii)	one (1) space located adjacent to the service ramp for the Building (also as shown in cross-hatched on Exhibit “1”),

which shall be designated by Landlord as reserved for the exclusive use of, and shall be available only to, Primerica Life Insurance Company of Canada and/or a Permitted Transferee, using Building standard signage for such purpose . Tenant acknowledges that the reserved “van” parking currently located at the front of the Building will be required to be relocated to the rear of the Building.

(c)	Landlord confirms that three (3) parking spaces adjacent to the Building (as shown in heavy black on Exhibit “1”) are designated for use as handicapped parking spaces in accordance with applicable Laws. Such spaces are available for use by Tenant in common with others of the Project, on a first-come-first-served basis, it being confirmed that Tenant’s use thereof is subject always to the maximum number of Parking Spaces to which Tenant is entitled pursuant hereto.

(d)	There shall be no licence fee payable by Tenant for its use of the Parking Facilities but, for greater certainty, Tenant shall be responsible for payment of its Proportionate Share or share, as the case may be, of Operating Costs, Management Fee and Realty Taxes attributable to the Parking Facilities, it being hereby acknowledged and confirmed by Landlord that the foregoing costs are included in the estimate of Operating Costs, Management Fee and Realty Taxes provided for in Section 1 of this Schedule “C”.

(e)	Landlord shall be under no obligation to police or otherwise supervise the Parking Facilities or the use thereof by the occupants of the Project.

(b)	Tenant shall ensure that Landlord is at all times in possession of up-to-date information as to the owner, licence plate number and description of each automobile authorized to use such Parking Spaces.

(c)	Landlord may from time to time make and amend such rules and regulations for the management and operation of the Parking Facilities as Landlord shall determine (acting reasonably) and Tenant and all Persons under its control, including without limitation all users of the Parking Spaces, shall be bound by and shall comply with all of such rules and regulations of which notice is given to Tenant from time to time and all of such rules and regulations shall be deemed to be incorporated into and form a part of this Lease.

(d)	For emphasis only, and without affecting or limiting the meaning of any provision of this Lease, it is agreed that the following sections of this Lease apply to the rights granted to Tenant hereunder in respect of the Parking Spaces, namely Sections 13.4 (“Limitation of Landlord’s Liability”) and 13.5 (“Indemnity of Landlord”).

(e)	If Tenant or any Person permitted by Tenant to use any of the Parking Spaces fails to comply with the provisions of this Lease in respect of the Parking Spaces, including without limitation the rules and regulations from time to time applicable to the Parking Facilities, then Landlord shall have the right to terminate or suspend the privileges of the offending party to use the Parking Facilities.

(f)	No motor vehicle other than a private passenger automobile, station wagon or van shall be parked on or in any part of the Common Facilities of the Project, including without limitation the Parking Facilities, nor shall any repairs other than emergency repairs immediately necessary for operation of a vehicle be made to any motor vehicle in or on any of the Common Facilities, including without limitation the Parking Facilities, and no motor vehicle shall be driven on any part of the Common Facilities other than on a driveway or in the Parking Facilities.

(g)	It is understood and agreed that Landlord is not responsible for theft of or damage to the vehicle or its equipment or articles left in the vehicle.

(h)	It is understood and agreed that no vehicle powered by propane, hydrogen or natural gas are allowed in any underground portion of the Parking Facilities.

(i)	Tenant may be required to pay to Landlord a deposit amount for each parking pass issued. Such parking deposit shall be held by Landlord in the event that any of the parking passes so issued are damaged, lost or destroyed. Upon the expiry or earlier termination of this Lease, if the deposit amounts have not previously been deducted at any time during the Term, the deposit amounts shall be refunded to the Tenant in full upon presentation to Landlord of the same number of parking passes originally issued to the Tenant, in good condition and repair.

(j)	If required, Tenant shall execute and deliver the standard parking licence agreement in use by Landlord and/or its parking operator in order to give effect to the foregoing.

4.	Storage

As of the date of this Lease, Tenant occupies the following storage areas:

(i)	Unit 5A in the Building comprising approximately three hundred seventy-one (371) square feet;

(ii)	Unit 5C in the Building comprising approximately two hundred thirteen (213) square feet; and

(iii)	Unit 3F in the building, forming part of the Project, municipally known as 2000 Argentia Road, Plaza III, Mississauga, Ontario comprising approximately four hundred forty-three (443) square feet,

collectively, the “Storage Area”. During the Term and any extension or renewal thereof, Tenant shall be entitled to continue to occupy the Storage Area for the purpose of storing such items as are used in connection with Tenant’s permitted use of the Premises, for which during the initial Term Tenant shall pay a licence fee to Landlord calculated at twelve dollars ($ 12.00) per square foot of the Storage Area per annum (and during any extensions or renewals thereof, Tenant shall pay the then prevailing rates being charged by Landlord for storage space in the Project, provided that the prevailing rate is reasonable having regard to rates charged by other landlords of similar buildings, similarly located). Tenant and Landlord shall execute Landlord’s standard form of storage lease, in the form attached hereto as Exhibit “2”, to give effect to the foregoing. The Storage Area is as approximately shown on the plan attached to Exhibit “2” as Appendix “A”.

5.	Satellite

Tenant shall have the non-assignable right (except as noted below) to continue to maintain on the roof of the Building the existing two (2) communication dishes (the “Communication Facility” ), including such communication lines, risers, cables and wires (collectively called “Wires”) as may be reasonably required from time to time in connection with such Communication Facility, for Tenant’s own direct communication purposes. For greater certainty, the within right to maintain the Communication Facility is available to Primerica Life Insurance Company of Canada and/or its Permitted Transferee but to no

other Transferee which may be in occupancy of all or any portion of the Premises from time to time. Such Communication Facility and the use thereof shall, in all respects, be subject to the ongoing approval of the government bodies, their agencies, others having jurisdiction and the Landlord’s Architect for the Building and shall be maintained and operated by the Tenant all in a manner consistent with Building Standard, subject to the following provisions:

(a)	the operation, maintenance, repair, relocation and replacement (“Operations”) of the Communication Facility and Wires shall be subject to Landlord’s reasonable security requirements, rules and regulations and the provisions of Section 10.2 of this Lease; all of which shall, at Landlord’s option, either be performed by Landlord, or performed by Persons designated by Landlord acting reasonably and under Landlord’s supervision and, to the extent that same is performed by Landlord or under Landlord supervision, Tenant shall pay to Landlord all reasonable out-of-pocket costs incurred by Landlord plus an additional fifteen (15%) percent of Landlord’s out-of-pocket costs for overhead and profit. To the extent same is not performed by Landlord, Tenant will engage an independent contractor approved by Landlord, acting reasonably, to certify that such erection, installation, relocation or replacement was completed in accordance with the plans and specifications approved by Landlord;

(b)	the Operations of the Communication Facility and Wires shall be performed in such a manner so as not to increase Landlord’s insurance or the Taxes applicable to the Project provided that if either costs are increased Tenant shall pay to Landlord an amount equal to the whole amount of any such increase attributable thereto forthwith upon demand;

(c)	Tenant shall, at its sole cost, ensure that the Operations of the Communication Facility and Wires are at all times in compliance with all applicable Laws;

(d)	if required by the Architect, acting reasonably, Landlord may, at Tenant’s expense, screen the Communication Facility from public view provided that same may be done in a manner so as not to interfere with Tenant’s use of the Communication Facility;

(e)	if, in Landlord’s reasonable opinion, the roof at any time requires upgrading to accommodate such Communication Facility same shall be performed by Landlord at Tenant’s expense;

(f)	any subsequent alterations to or replacements of the Communication Facility shall be carried out in such a way to ensure that the Operations of the Communication Facility do not adversely affect or interfere with the operation of the Project by Landlord or the operation of any other communications equipment or wiring installed on the roof or within the Building. Tenant shall be responsible to pay for any reasonable modifications to existing communications equipment made necessary due to any subsequent alterations to or replacements of the Communication Facility. Tenant shall co-operate with Landlord and other users to ensure that the Operations of the Communication Facility or the Wires do not adversely affect or interfere with the operation of the Project by Landlord or the operation of any other communications equipment or wiring installed on the roof or within the Building (“Interference”). In the event that it is determined by Landlord, acting reasonably, that the Communication Facility is causing Interference with the operation of the Project or the operation of any other communications equipment or wiring, Tenant shall be responsible to pay the reasonable cost of any modifications to the communication equipment of other users as may be reasonably required in order to eliminate such Interference. If in the reasonable opinion of the Landlord, either or both the Communication Facility and Wires is causing Interference with the operation of the Project or the operation of any other communications equipment or wiring, Tenant shall, upon written notice from Landlord, at its sole cost take all necessary steps to eliminate such Interference. If such Interference is not eliminated within 24 hours after notice, Landlord shall have the right to take such reasonable steps (including removing the Communication Facility or Wires) without penalty or liability of any nature or kind whatsoever to eliminate such interference and repair any damage to the Building or roof arising out of the Operations of the Communication Facility or the removal thereof and repair any damage to the Building arising out of the Operations of the Wires or the removal thereof and the cost of same shall be paid by the Tenant forthwith upon demand. In the event that Landlord has granted or does, in future, grant rights to other users to place communications equipment on the roof or Building, Landlord shall require each such user to agree with Landlord to carry out the initial installation and any subsequent alterations to or replacements of its communications equipment having due regard to the existing Communication Facility and to be responsible to pay the reasonable cost of any modifications to the Communication Facility as may be reasonably required in order that such user’s communications equipment does not interfere with the Tenant’s Communication Facility and to be responsible to eliminate any Interference to Tenant’s use of the Communication Facility caused by the operation of its communications equipment at least to the same extent as Tenant is required to do so hereunder;

(g)	at the expiry or earlier termination of the Term, Landlord may, at Tenant’s expense, remove the Communication Facility and any screening and, at Landlord’s option, the Wires, and make same available to Tenant and shall at the Tenant’s expense repair any damage to the roof and the Building occasioned by the Operations or removal thereof;

(h)	for the right to operate the Communication Facility, Tenant shall be required to pay to Landlord as a licence fee the amount of one thousand dollars ($1,000.00) per annum, plus Sales Taxes, payable on the Commencement Date and on each anniversary of the Commencement Date during the Term and, in addition thereto, Tenant shall pay to Landlord in equal monthly instalments in advance, all Taxes, utility costs, insurance costs and other costs as Landlord shall allocate acting reasonably arising as a result of the Communication Facility or the Wires or their Operations and, in addition, shall pay the Landlord’s out-of-pocket costs in having the Architect make any review or determination hereunder;

(i)	Landlord shall have the right, at its sole expense, to relocate the Communication Facility and Wires provided that same does not adversely affect Tenant’s Operations of the Communication Facility;

(j)	Tenant shall be responsible for all costs incurred as a result of or in respect of such Communication Facility and Wires, including without limitation, all costs of the Operations of same and all fixtures, fittings and attachments in association therewith and all costs of repair, maintenance and replacement in respect thereof. In addition, Tenant shall be responsible for all costs including, without limitation, the cost of ancillary equipment and facilities used in connection with the Communication Facility and Wires, costs relating to delivery, supports and bracing, connections to existing services and facilities of the Building and all operating and construction permits and licences, designer, engineer, architect and similar expert reports (including any consultants and/or reports deemed necessary by Landlord acting reasonably);

(k)	Tenant shall be solely responsible for all necessary repairs, maintenance and replacements required to the Building or Project from time to time as a result of or in connection with the Communication Facility and Wires;

(l)	Tenant shall ensure that all connections made by or on behalf of Tenant are properly fused, breakered or connected; and

(m)	Tenant acknowledges that the right to maintain and operate the Communication Facility has been granted to Tenant in conjunction with its business operation on the Premises and Tenant agrees that it shall not use the Communication Facility for any other purpose, including without limitation public broadcasting.

6.	Right of First Offer

(a)	Provided:

(i)	Tenant is not in receipt of a written notice of default from Landlord or is not then in default for which no notice is required pursuant to the applicable provisions of this Lease;

(ii)	Tenant and/or its Permitted Transferee is/are then in actual physical occupancy of no less than seventy-five percent (75%) of the Rentable Area of the Premises for the active and diligent conduct of business therefrom;

(iii)	Tenant has not become bankrupt or insolvent or has not made an assignment for the benefit of creditors or has not taken the benefit of any statute in force for bankrupt or insolvent debtors, or a petition in bankruptcy has not been filed against the Tenant or a receiving order has not been made against the Tenant;

(iv)	Tenant is Primerica Life Insurance Company of Canada or a Permitted Transferee; and

(v)	the then balance of the Term plus any exercised extension is in excess of three (3) years (it being hereby acknowledged that, notwithstanding anything contained in the option to extend to the contrary, contemporaneously with exercising its right of first offer, Tenant may exercise its extension option so that the remaining term is in excess of three (3) years), subject to rights of tenants of the Project as of the date hereof as identified on Exhibit “3” attached hereto, Tenant shall have a continuous ongoing right of first offer to lease any space which becomes available for re-leasing from time to time by Landlord within the Building (“ROFO Space”) after expiry or earlier termination of the existing leases of such spaces(s) and after the tenants thereof either fail, or elect not, to exercise any option to renew or extend their leases for the ROFO Space, on terms and conditions to be more fully set forth in this Lease.

(b)

In the event that ROFO Space becomes available the Landlord shall provide the Tenant with written notice (“Landlord’s Notice”), specifying what space is available (i.e. either the whole or any part of the ROFO Space, as the case may be) (“Available ROFO Space”) and the availability date for the Available ROFO Space and the Tenant shall have eight (8) business days from receipt of the Landlord’s Notice within which to deliver written notice (“ROFO Notice”) to the

Landlord of its agreement to lease the whole of the Available ROFO Space on the same terms and conditions as contained in this Lease for the Premises save and except that:

(i)	there shall be no Landlord’s Work, rent free period or other financial inducements and the ROFO Space shall be delivered in an “as is where is” condition;

(ii)	the basic rent payable for the Available ROFO Space shall be ROFO Market Rent (“ROFO Market Rent” means the annual basic rental which could reasonably be obtained by Landlord for the Available ROFO Space from a willing tenant or willing tenants dealing at arms’ length with Landlord in the market prevailing for a term commencing on the commencement date of the term of lease for the Available ROFO Space, having regard to all relevant circumstances including the size and location of the Available ROFO Space, the facilities afforded, the terms of this Lease thereof (including its provisions for Additional Rent), the terms aforesaid regarding tenant inducements, the condition of the Available ROFO Space and the use of the Available ROFO Space, and having regard to rentals currently being obtained for space in the Building and for comparable space in other buildings comparably located, and inducements being offered to tenants (including rent free periods, allowances and other inducements));

(iii)	the commencement date shall be as specified by the Landlord in the Landlord’s Notice;

(iv)	Tenant shall be entitled to a fixturing period prior to the commencement date of this Lease for the ROFO Space of:

(A)	in the event the Rentable Area of the ROFO Space is up to five thousand (5,000) square feet, a period of thirty (30) days; and

(B)	in the event the Rentable Area of the ROFO Space exceeds five thousand (5,000) square feet, a period of sixty (60) days,

during which time Tenant shall be bound by all of the provisions of this Lease as applicable to the ROFO Space save and except it shall not be responsible for payment of any Basic Rent, Management Fee, Operating Costs or Realty Taxes in respect of the ROFO Space

(v)	parking spaces shall be made available to Tenant at: (i) a ratio of approximately three (3) parking spaces for every one thousand (1,000) square feet of Rentable Area of the Available ROFO Space which is actually, physically occupied by Tenant, by itself or by or in combination with a Transferee, for the active and diligent conduct of business therefrom but, for greater certainty, there shall be no reserved spaces made available to Tenant in connection with its lease of the Available ROFO Space; (ii) without any licence fee therefor being payable;

(vi)	the expiration date shall be coterminous with the Expiry Date; and

(vii)	the lease by Tenant of the Available ROFO Space shall be based on the then BOMA measurement standard for such space; for greater certainty, to the extent to which the Rentable Area of the Available ROFO Space was measured to the BOMA 1996 standard, such measurement shall govern, notwithstanding the last sentence of Section 2.38 of this Lease, failing which this right of first offer shall be null and void and the Landlord shall be free to lease the Available ROFO Space or any part thereof to a third party on such terms and conditions as the Landlord, in its sole discretion, determines and this right of first offer shall only apply to the Available ROFO Space when it again becomes available for re-leasing pursuant to the provisions hereof after being re-leased following Landlord’s Notice set out above.

(c)	For greater certainty, if the ROFO Market Rent is not agreed upon between the parties within thirty (30) days of the delivery of the Landlord’s Notice, the ROFO Market Rent shall be established in accordance with the method of arbitration more fully set forth in Section 7(e) of this Schedule “C” and, in such event, there shall be no delay to the commencement date of the Available ROFO Space as set forth in the Landlord’s Notice and, until such time as the ROFO Market Rent is determined, Tenant shall pay to the Landlord the Basic Rent then payable hereunder for the Premises, as applicable to the Available ROFO Space, and upon determination of the ROFO Market Rent for the Available ROFO Space, either Landlord shall pay to Tenant any excess, or Tenant shall pay to Landlord any deficiency, in the payments of Basic Rent previously made by Tenant with respect to the Available ROFO Space, without interest.

(d)	Any ROFO Space leased by Tenant pursuant hereto must be dealt with as a whole.

7.	Option to Extend

(a)	Provided Tenant has not become bankrupt or insolvent or has not made an assignment for the benefit of creditors or has not taken the benefit of any statute in force for bankrupt or insolvent debtors, or a petition in bankruptcy has not been filed against the Tenant or a receiving order has not been made against the Tenant, Primerica Life Insurance Company of Canada or its Permitted Transferee shall have an option to extend the Term of this Lease for two (2) further periods of five (5) years each (each of which shall be herein referred to as an “Extension Term”) on the same terms and conditions as contained in this Lease for the initial Term, save and except: (i) there shall be no further right to extend after the expiry of the second Extension Term; (ii) the Basic Rent for each Extension Term shall be the Market Rent; (iii) parking spaces shall be made available to Tenant at the ratios provided for herein for the initial Term and at the rates (if any) then in effect for the Project; (iv) there shall be no tenant’s allowance or rent-free period for either Extension Term; and (v) the Premises shall be accepted by Tenant in “as is” condition at the commencement of each Extension Term without Landlord being required to perform any work.

(b)	Such right to extend shall be exercisable by Tenant, provided Tenant is not in receipt of a written notice of default from Landlord or is not then in default for which no notice is required pursuant to the applicable provisions of this Lease, by delivering written notice to Landlord by not later than nine (9) months, and not earlier than twelve (12) months, prior to the expiry of the original Term hereof or the first Extension Term, in respect of the second Extension Term, failing which such right shall be null and void and forever extinguished.

(c)	“Market Rent” means the annual net rental which could reasonably be obtained by Landlord for the Premises from a willing renewing tenant or willing renewing tenants dealing at arms’ length with Landlord in the market prevailing for a term commencing on the commencement date of the relevant Extension Term, having regard to all relevant circumstances including the size and location of the Premises, the facilities afforded, the terms of this Lease thereof (including its provisions for Additional Rent), the condition of the Premises (disregarding Tenant’s trade fixtures and also disregarding any deficiencies in the condition and state of repair of the Premises as a result of Tenant’s failure to comply with its obligations under this Lease in respect of the maintenance and repair of the Premises), and having regard to the use of the Premises and to rentals currently being obtained for space in the Building and for comparable space in other buildings comparably located.

(d)	The Market Rent for each Extension Term shall be as agreed upon between Landlord and Tenant or, failing agreement by Landlord and Tenant by not later than three (3) months prior to the expiry of the Term hereof or the first Extension Term, as the case may be, the Market Rent shall be established in the manner set out in subsection (e) of this section. In the event that the Basic Rent payable during either Extension Term has not been determined prior to the commencement of such Extension Term, then until such determination has been made, Tenant shall pay Basic Rent at a rate equal to the Basic Rent payable during the last year of the original Term hereof or the first Extension Term, as the case may be. Upon determination of the Basic Rent for the relevant Extension Term, either Landlord shall pay to Tenant any excess, or Tenant shall pay to Landlord any deficiency, in the payments of Basic Rent previously made by Tenant.

(e)	Either Landlord or Tenant (the “Requesting Party”) shall be entitled to notify the other party hereto (the “Receiving Party”) of the name of an expert for the purpose of determining the Market Rent. Within fifteen (15) days after such notice from the Requesting Party, the Receiving Party shall notify the Requesting Party either approving the expert proposed by the Requesting Party or naming another expert for the purpose of determining the Market Rent. Should the Receiving Party fail to give notice to the Requesting Party within the said fifteen (15) day period, the expert named in the notice given by the Requesting Party shall perform the expert’s functions hereinafter set forth. If Landlord and Tenant are unable to agree upon the selection of the expert within fifteen (15) days after such notice from the Receiving Party to the Requesting Party, then either party shall be entitled to apply to a court to appoint an expert in the same manner as an arbitrator may be appointed by a court under the Arbitration Act, 1991 (Ontario), as amended or replaced. The expert appointed, either by Landlord and/or Tenant or by a court, shall be qualified by education, experience and training to value real estate for rental purposes in the Province of Ontario and have been ordinarily engaged in the valuation of real property in the municipality in which the Project is located for at least the immediately preceding five (5) years. Within thirty (30) days after being appointed the expert shall make a determination of the Market Rent for each Extension Term, without receiving evidence from either Landlord or Tenant. The cost of such determination shall be borne equally by Landlord and Tenant. The determination of the expert as to the Market Rent shall be conclusive and binding upon Landlord and Tenant and not subject to appeal.

(f)	Tenant shall execute such documentation as is required by Landlord to give effect to the foregoing.

Exhibit “2”

STORAGE LEASE

THIS STORAGE LEASE dated March 3, 2008 and is made

B E T W E E N:

2725321 CANADA INC.

(hereinafter called “Landlord”)

OF THE FIRST PART

– and –

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

(hereinafter called “Tenant”)

OF THE SECOND PART

WHEREAS:

A.	Landlord and Tenant have entered into a lease of even date (“Lease”) respecting certain premises (“Premises”) located in the building municipally known as 2000 Argentia Road, Plaza V, Mississauga, Ontario (“Building”), located on the lands (“Project”) as described therein, and

B.	Tenant desires to lease certain storage premises within the Storage Areas (as defined in the Lease) within the Project.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1. Demise

Landlord hereby leases to Tenant and Tenant hereby accepts the lease from Landlord of the storage premises (“Storage Premises”), designated as:

(i)	Unit 5A in the Building comprising approximately three hundred seventy-one (371) square feet;

(ii)	Unit 5C in the Building comprising approximately two hundred thirteen (213) square feet; and

(iii)	Unit 3F in the building, forming part of the Project, municipally known as 2000 Argentia Road, Plaza Ill, Mississauga, Ontario comprising approximately four hundred forty-three (443) square feet,

containing an aggregate area of approximately one thousand, twenty-seven (1,027) square feet, being approximately as shown outlined on Appendix “A” annexed hereto.

2. Term

The term (“Storage Term”) of this Storage Lease shall commence on the Commencement Date of the Lease and shall be coterminous with the Term of the Lease (which shall include any periods of extension or renewal).

3. Storage Rent

For the lease of the Storage Premises, Tenant shall pay to Landlord an annual rent (“Storage Rent”) of twelve thousand, three hundred twenty-four dollars ($12,324.00), to be paid in advance on the first day of each calendar month during the Storage Term in equal consecutive monthly instalments of one thousand, twenty-seven dollars ($1,027.00) each, based on an annual gross rental rate of twelve dollars ($12.00) per square foot of the Storage Premises per annum. During any extensions or renewals of the initial Term, Tenant shall pay the then prevailing rates being charged by Landlord for storage space in the Project (provided that the prevailing rate is reasonable having regard to rates charged by other landlords of similar buildings, similarly located).

4. Use

Tenant covenants, which covenants shall run with the Storage Premises for the benefit of the balance of the Project, that it shall not cause, suffer or permit the Storage Premises to be used for any purpose whatsoever other than storage of those items permitted to be used on the Premises pursuant to the Lease.

5. Maintenance

All maintenance and cleaning of the Storage Premises shall be the responsibility of Tenant.

6. Applicability of Lease

(a)	All obligations of Tenant in respect of the Premises shall apply and be obligations of Tenant in respect of the Storage Premises, except where they appear pursuant to the terms hereof to be inapplicable or in conflict with any other express provisions of this Storage Lease. Without limiting the generality of the foregoing, all obligations of Tenant pursuant to the Lease, including obligations in respect of maintenance, repair and replacement and in respect of insurance and any other amounts payable by Tenant pursuant to the Lease, shall be applicable mutatis mutandis to this Storage Lease. All terms used herein shall have the same meanings respectively as they have pursuant to the Lease to the extent to which the context permits.

(b)	All amounts payable by Tenant pursuant to this Storage Lease shall also be payable pursuant to the Lease as Additional Rent. A default by Tenant under this Storage Lease shall also constitute a default under the Lease, and a default by Tenant under the Lease shall also constitute a default under this Storage Lease, and the Landlord shall be entitled to all remedies in respect thereof to which Landlord would be entitled pursuant to the Lease and to this Storage Lease and at law. If the Lease expires or is terminated, this Storage Lease shall thereupon automatically be deemed to be terminated.

7. Relocation

Landlord shall have the right to relocate the Storage Premises at any time on 30 days’ written notice to Tenant. In relocating the Storage Premises, Landlord need not relocate to premises of the same size and the Storage Rent shall be proportionately increased or decreased, depending upon whether the Storage Premises, as relocated, shall be larger or smaller than the Storage Premises originally leased pursuant hereto; provided that the relocated premises shall not be substantially smaller or larger than the Storage Premises originally leased pursuant hereto without the prior consent of Tenant. Other than as aforesaid, this Storage Lease shall continue in accordance with its terms notwithstanding any such relocation.

8. This Storage Lease shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Storage Lease.

2725321 CANADA INC.

Per:	/s/ Christine Lundvall
Name:	CHRISTINE LUNDVALL
Title:	AUTHORIZED SIGNING OFFICER

Per:	/s/ Heather Jenkins	c/s
Name:	HEATHER JENKINS
Title:	AUTHORIZED SIGNATORY

I/We have authority to bind the Corporation.

The undersigned Tenant hereby represents and warrants to Landlord that Tenant is a corporation in good standing and duly organized under the Laws of Canada and is authorized to do business in the Province of Ontario and that this Agreement has been validly executed and delivered by Tenant and is valid and enforceable against Tenant.

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

Per:	/s/ John A. Adams
Name:	John A. Adams
Title:	EVP & CEO

Per:	/s/ Heather Koski	c/s
Name:	Heather Koski
Title:	VP & CFO

I/We have authority to bind the Corporation.

LEASE AMENDING AGREEMENT

This agreement (“Agreement”) is dated and is effective October 1, 2008 and is made

B E T W E E N:

2725321 CANADA INC.

(“Landlord”)

OF THE FIRST PART

– and –

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

(“Tenant”)

OF THE SECOND PART

WHEREAS by a lease dated March 3, 2008 (“Lease”), Landlord leased to Tenant certain premises (“Original Premises”) designated as Suites 103, 200, 300, 400 and 406 containing a measured aggregate Rentable Area of thirty-four thousand, nine hundred eighty-four (34,984) square feet, being a portion of the ground floor and fourth floor and the whole of the second and third floors of the building municipally known as 2000 Argentia Road, Plaza V, Mississauga, Ontario (“Building”), located on the Lands (“Project”), for a term expiring April 30, 2018, on terms and conditions more particularly set forth therein;

AND WHEREAS by a storage lease dated March 3, 2008, Landlord leased to Tenant certain storage area designated as Units 5A and 5C in the Building and Unit 3F in that building forming part of the Project and known municipally as 2000 Argentia Road, Plaza III, Mississauga, Ontario, containing an aggregate area of approximately one thousand, twenty-seven (1,027) square feet, for a term coterminous with the term for the Original Premises, on terms and conditions more particularly set forth therein;

AND WHEREAS by a letter agreement dated June 3, 2008, Landlord and Tenant have agreed to amend the Lease to: (i) expand the Original Premises to include a portion of the ground floor of the Building designated as Suite 105 and a portion of Suite 102, containing approximately one thousand, six hundred twenty-eight (1,628) square feet of Rentable Area, for a term from October 1, 2008, to be coterminous with the term for the Original Premises; and (ii) surrender that portion of the Original Premises designated as Suite 103 containing a measured Rentable Area of one thousand, six hundred (1,600) square feet (“Surrendered Premises”) effective September 30, 2008, on terms and conditions to be more particularly set forth herein;

AND WHEREAS from and after October 1, 2008, for all purposes of the Lease, the “Premises” demised thereby shall comprise Suite 105, a portion of Suite 102 and Suites 200, 300, 400 and 406, comprising a deemed aggregate Rentable Area of thirty-four thousand, nine hundred eighty-four (34,984) square feet;

W I T N E S S that in consideration of the sum of one dollar now paid by each party to the other, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto do hereby agree as follows:

1.	The above recitals are true both in substance and in fact.

2.	Grant and Premises

(a)	Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those premises (“First Additional Premises”) designated as Suite 105 and a portion of Suite 102, being a portion of the ground floor of the Building containing approximately one thousand, six hundred twenty-eight (1,628) square feet of Rentable Area, approximately as shown hatched on the floor plan attached hereto as Exhibit “l”, for a term of nine (9) years and seven (7) months from October 1, 2008 (“FAP Commencement Date”), to be coterminous with the term for the Original Premises (“FAP Term”), on the same terms and conditions as contained in the Lease for the Original Premises, save and except as hereinafter set forth. For identification purposes within the Building and in the Lease, the First Additional Premises shall be known as Suite 105.

(b)	The Rentable Area of the First Additional Premises is subject to final measurement by Landlord’s expert in accordance with the Building Owners and Managers Association (BOMA) Standard Method for Measuring Floor Area in Office Buildings American National Standard ANSI Z65.1-1980.

(c)	Notwithstanding the foregoing, for the purposes of calculating Rent under the Lease (as amended hereby), the Rentable Area of the First Additional Premises shall be deemed to be one thousand, six hundred (1,600) square feet.

(d)	Landlord shall rely upon proof of insurance as previously provided by Tenant to Landlord for the Premises; Tenant covenants to ensure its insurance policies are extended to include the First Additional Premises.

3.	Landlord’s Work

(a)	The parties hereto acknowledge and confirm that, as at the date hereof, Landlord has, at its sole cost and expense, completed the following work in the First Additional, in a good and workmanlike manner, in accordance with Space Plan (“Space Plan”) attached hereto as Exhibit “2”, using base building materials and finishes, except as may be expressly indicated to the contrary (“Landlord’s First Additional Premises Work”):

(a)	construct a demising wall, taped, sanded, primed and ready to receive Tenant’s finishes, to separate the First Additional Premises from the balance of Suite 102;

(b)	repair or replace, at Landlord’s reasonable discretion, any damaged or stained base building T-bar acoustic ceiling tiles;

(c)	repair or replace, at Landlord’s reasonable discretion, any damaged or missing base building blinds on the perimeter windows, with matching blinds, and ensure that the existing blinds are clean and in good working order;

(d)	ensure the existing HVAC, plumbing, electrical, lighting, fire/emergency and mechanical systems serving the First Additional Premises are in good working order and condition and the HVAC system is properly air balanced as of the FAP Commencement Date;

(e)	paint the First Additional Premises in one (1) colour to be selected by Tenant from Landlord’s base building standard samples;

(f)	carpet the First Additional Premises in one (1) colour to be selected by Tenant from Landlord’s base building standard samples;

(g)	remove all existing audio-visual equipment and components from the Surrendered Premises and relocate and install same in the First Additional Premises;

(h)	remove the existing security system from the Surrendered Premises and relocate and install same to the First Additional Premises, using EFL Systems Inc. as the consulting technician therefor;

(i)	relocate the existing door lock mechanism from the Surrendered Premises to the First Additional Premises, which relocation shall be completed on the Surrender Date (as hereinafter defined);

(j)	Remove the existing whiteboard from the Surrendered Premises and relocate and install same in the First Additional Premises;

(k)	Install voice/data lines and electrical duplex outlets in the First Additional Premises in accordance with the Space Plan; and

(l)	Remove the trade fixtures, furniture and equipment existing in the Surrendered Premises as at the date hereof and relocate same to the First Additional Premises.

(b)	Landlord’s Work shall include all costs associated with the Space Plan.

4.	Condition of First Additional Premises

Subject to Landlord’s repair and maintenance obligations expressly set forth in the Lease, as amended hereby, Tenant has accepted the First Additional Premises in the state and condition in which they were received from Landlord “as is”, except only to the extent of any deficiency in Landlord’s First Additional Premises Work, if any, expressly and particularly set out in a written deficiency list given by Tenant to Landlord within thirty (30) days of the date hereof.

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5.	Surrender of Suite 103

(a)	The Lease is hereby amended by reducing the Term thereof for the Surrendered Premises only to be completed and ended as at 11:59 p.m. on September 30, 2008 (the “Surrender Date”) and by deleting from the Lease any remaining options to renew or extend the Term with respect to the Surrendered Premises. Tenant shall continue to be responsible for all of the terms, covenants and conditions of the Lease with respect to the Surrendered Premises, including the payment of all Rent, up to and including the Surrender Date.

(b)	The parties hereto acknowledge and confirm that, as at the date hereof, Tenant has vacated the Surrendered Premises and delivered vacant possession of the Surrendered Premises to Landlord, together with all keys to the Surrendered Premises and that the Surrendered Premises were left in good repair in accordance with Tenant’s obligations relating thereto under the Lease.

(c)	Tenant agrees to immediately have removed from title to the Building or the Lands upon which it is located any notice of lease or caveat registered on title by or on behalf of Tenant in respect of the Surrendered Premises only and Tenant shall indemnify Landlord with respect of any loss, costs or expense incurred by Landlord as a result of Tenant’s failure to remove any such notice of lease or caveat.

(d)	Tenant covenants that it has good right, full power and authority to surrender the Surrendered Premises in the manner as aforesaid and that it has not, nor at the Surrender Date will it have, executed any instruments or done any acts pursuant to which the Lease with respect to the Surrendered Premises and the unexpired residue of the Term thereof, including any renewals, shall in any way be charged, encumbered, transferred or assigned and shall indemnify and hold harmless Landlord from and against any and all liabilities, claims, damages, losses and expenses, due to or arising from or to the extent contributed to by any breach by Tenant of any provisions contained in this Agreement.

(e)	Landlord covenants that it has the good right, full power and authority to accept the surrender of the Surrendered Premises as provided herein.

(f)	For clarity, it is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for all costs of packing, relocating and unpacking Tenant’s personal property (save for any such property which is expressly required to be removed by Landlord as part of Landlord’s First Additional Premises Work herein) and the cost of any new furniture and trade fixtures which may be required for Tenant to conduct its business in the First Additional Premises.

6.	Amendments to Lease

In order to give effect to the lease of the First Additional Premises and the FAP Term within the Lease, from and after the date hereof, the Lease shall be amended as follows:

(a)	The front page of the Lease is hereby amended by deleting therefrom reference to the figure “103” and replacing same with “105”;

(b)	Section 1 of the Lease (“Lease Summary”) is hereby amended as follows:

(i)	subsection (a) (“Premises”) is hereby amended by deleting from the first line therein the figure “103” and replacing same with “105”;

(ii)	subsection (b) (“Term”) is hereby deleted and replaced with: “nine (9) years and seven (7) months;”;

(iii)	subsection (c) (“Commencement Date”) is hereby deleted and replaced with: “October 1, 2008;”; and

(iv)	subsection (f) (“Basic Rent”) is hereby amended by deleting the rental schedules therefrom and substituting therefor the following:

“RENTAL PERIOD – All Premises excluding Suite 406	RATE/SQUARE FOOT RENTABLE AREA/ANNUM
October 1, 2008 to April 30, 2011	$13.00
May 1, 2011 to April 30, 2014	$14.00
May 1, 2014 to April 30, 2018	$15.00

RENTAL PERIOD – Suite 406	RATE/SQUARE FOOT RENTABLE AREA/ANNUM
October 1, 2008 to April 30, 2018	$14.50”

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(c)	Section 2.32 of the Lease, being the definition of “Premises”, is hereby amended by deleting the word “hatched” from the first line thereof and replacing same with “outlined”.

(d)	Subsection (b) of Section 4.2 (“Term”), Section 4.3 (“Acceptance”), Section 4.6 (“Fixturing of Premises”) and Section 1 of Schedule “C” to the Lease (“Estimate of Operating Costs, Management Fee and Realty Taxes”) are hereby acknowledged as having no further applicability under the Lease.

(e)	Section 9.1 of the Lease (“Utilities, Heating and Air Conditioning”) is hereby amended in subsection (c) by adding to the words in parentheses in the second line thereof “and Suite 105”.

(f)	Schedule “B” to the Lease (“Outline Plan of Premises”) is hereby deleted and replaced with Exhibit “3” attached hereto.

(g)	Section 2 of Schedule “C” to the Lease (“Rent Free Period”) is hereby amended by deleting the second line therefrom and substituting therefor: “respect of the whole of the Premises (save for Suite 406) for the period from the Commencement Date to and including December 31, 2008”.

7.	Estimate of Operating Costs, Management Fee and Realty Taxes

Landlord’s estimate of Operating Costs, Management Fee and Realty Taxes is approximately thirteen dollars and sixteen cents ($13.16) per square foot of Rentable Area of the Premises per annum estimated for 2008. This is a bona fide estimate made by Landlord based upon information available to Landlord as at January 1, 2008, and such estimate is not to be binding upon Landlord nor shall such estimate limit Tenant’s obligation for Realty Taxes, Management Fee and Operating Costs under the Lease.

8.	Use

Tenant shall not use or permit the First Additional Premises to be used for any purpose other than as general business corporate, administrative, sales/marketing, training and support offices, all in accordance with all applicable Laws and in keeping with the Building Standard. Tenant acknowledges that Landlord is making no representation or warranty as to Tenant’s ability to use the First Additional Premises for its intended use and Tenant shall prior to executing this Agreement perform such searches and satisfy itself that its use is permitted under all applicable Laws and that Tenant will be able to obtain an occupancy permit, if required.

9.	Except as specifically stated in this Agreement, any expression used in this Agreement has the same meaning as the corresponding expression in the Lease.

10.	Landlord and Tenant shall, at all times hereafter, upon the reasonable request of the other make or procure to be made, done or executed, all such further assurances and to do all such things as may be necessary to give full force and effect to the full intent of this Agreement.

11.	Landlord and Tenant hereby acknowledge, confirm and agree that in all other respects the terms of the Lease are to remain in full force and effect, unchanged and unmodified except in accordance with this Agreement.

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12.	This Agreement shall enure to the benefit of and shall be binding upon Landlord and Tenant and their respective successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement.

PRIMERICA LIFE INSURANCE COMPANY OF CANADA
(Tenant)

Per:	/s/ John A. Adams	c/s
John A. Adams

Per:	/s/ D. Shannon
I/We have the authority to bind the corporation

2725321 CANADA INC.
(Landlord)

Per:	/s/ Christine Lundvall	c/s

Per:	/s/ Heather Jenkins
I/We have the authority to bind the corporation

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LEASE AMENDING AGREEMENT

This agreement (“Agreement”) is dated May 1, 2009 and is made

B E T W E E N:

2725321 CANADA INC.

(“Landlord”)

OF THE FIRST PART

- and -

PRIMERICA LIFE INSURANCE COMPANY OF CANADA

(“Tenant”)

OF THE SECOND PART

WHEREAS by a lease dated March 3, 2008 (“Existing Lease”), Landlord leased to Tenant certain premises (“Original Premises”) designated as Suites 103, 200, 300, 400 and 406 containing a measured aggregate Rentable Area of thirty-four thousand, nine hundred eighty-four (34,984) square feet, being a portion of the ground floor and fourth floor and the whole of the second and third floors of the building municipally known as 2000 Argentia Road, Plaza V, Mississauga, Ontario (“Building”), located on the Lands (“Project”), for a term expiring April 30, 2018, on terms and conditions more particularly set forth therein;

AND WHEREAS by a lease amending agreement dated October 1, 2008 (“First Amending Agreement”). Landlord and Tenant agreed to amend the Existing Lease to: (i) expand the Original Premises to include a portion of the ground floor of the Building designated as Suite 105 and a portion of Suite 102, containing an aggregate of approximately one thousand, six hundred twenty-eight (1,628) square feet of Rentable Area, for a term from October 1, 2008, to be coterminous with the term for the Original Premises; and (ii) surrender that portion of the Original Premises designated as Suite 103 containing a measured Rentable Area of one thousand, six hundred (1,600) square feet effective September 30, 2008, on terms and conditions to be more particularly set forth herein;

AND WHEREAS from and after October 1, 2008, for all purposes of the Lease, the “Premises” demised thereby shall comprise Suite 105, a portion of Suite 102 and Suites 200, 300, 400 and 406, comprising a deemed aggregate Rentable Area of thirty-four thousand, nine hundred eighty-four (34,984) square feet;

AND WHEREAS the Existing Lease, as amended by the First Amending Agreement, is hereinafter referred to as the “Lease”;

AND WHEREAS the Lease contemplates the payment of an annual fee (“Annual Fee”) by Tenant to Landlord for the right to maintain on the Building two (2) communication dishes (collectively, the “Communication Facility”);

AND WHEREAS the Communication Facility was removed from the Building on or about June 30, 2008 (“Removal Date”) and the parties have agreed to amend the Lease to remove therefrom Section 5 of Schedule “C” (“Special Provisions”) to the Lease which Section set out, among other things, provisions relating to the payment of the Annual Fee, on terms and conditions hereinafter set forth;

W I T N E S S that in consideration of the sum of one dollar now paid by each party to the other, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto do hereby agree as follows:

1.	The above recitals are true both in substance and in fact.

2.	From and after the date hereof, the Lease is amended to delete therefrom Section 5 (entitled “Satellite”) of Schedule “C” (entitled “Special Provisions”) of the Lease.

3.	The respective rights and obligations of Landlord and Tenant under the Lease with respect to Section 5 of Schedule “C” shall be preserved and shall survive the Removal Date as to all matters arising or occurring prior to the Removal Date, but no such rights or obligations will rise or accrue to either of them under the Lease with respect only to Section 5 of Schedule “C” thereto, on or after the Removal Date.

4.	Except as specifically stated in this Agreement, any expression used in this Agreement has the same meaning as the corresponding expression in the Lease.

5.	Landlord and Tenant shall, at all times hereafter, upon the reasonable request of the other make or procure to be made, done or executed, all such further assurances and to do all such things as may be necessary to give full force and effect to the full intent of this Agreement.

6.	Landlord and Tenant hereby acknowledge, confirm and agree that in all other respects the terms of the Lease are to remain in full force and effect, unchanged and unmodified except in accordance with this Agreement.

7.	This Agreement shall enure to the benefit of and shall be binding upon Landlord and Tenant and their respective successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement.

PRIMERICA LIFE INSURANCE COMPANY OF CANADA
(Tenant)

Per:	/s/ Heather Koski
	Heather Koski	c/s

Per:	/s/ John A. Adams
I/We have the authority to bind the corporation

2725321 CANADA INC.
(Landlord)

Per:	/s/ Christine Lundvall
c/s

Per:	/s/ Heather Jenkins
I/We have the authority to bind the corporation

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